Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220257

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 2, 2018)

$500,000,000

    % Mandatory Convertible Preferred Stock, Series B

We are offering $500,000,000 of shares of our     % Mandatory Convertible Preferred Stock, Series B (“Series B Mandatory Convertible Preferred Stock”).

Dividends on the Series B Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of     % on the liquidation preference of $100.00 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, no par value, or by delivery, at our election, of any combination of cash and shares of our common stock on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2018, and to, and including, July 15, 2021.

Unless earlier converted, each share of the Series B Mandatory Convertible Preferred Stock will automatically convert on the second business day immediately following the last trading day of the settlement period into between                  and                  shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion of the Series B Mandatory Convertible Preferred Stock will be determined based on the average VWAP (as defined herein) per share of our common stock over the 20 consecutive trading day period beginning on and including the 21st scheduled trading day immediately preceding July 15, 2021, which we refer to as the “settlement period.” At any time prior to July 15, 2021, holders may elect to convert each share of the Series B Mandatory Convertible Preferred Stock into shares of our common stock at the minimum conversion rate of                  shares of our common stock per share of the Series B Mandatory Convertible Preferred Stock, subject to anti-dilution adjustments; provided, however, that if holders elect to convert any shares of the Series B Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a fundamental change (as defined herein), such shares of the Series B Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the fundamental change conversion rate (as defined herein), and the holders will also be entitled to receive a fundamental change dividend make-whole amount and accumulated dividend amount (each as defined herein).

Concurrently with this offering, we have commenced an offering (the “Concurrent Offering”) of $1,100,000,000 of shares of our common stock pursuant to forward sale agreements we expect to enter into with the forward purchasers identified in the prospectus supplement for the Concurrent Offering. The Concurrent Offering is being made by means of a separate prospectus supplement and not by means of this prospectus supplement. The completion of this offering is not contingent on completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering.

We intend to use the net proceeds we receive from this offering and pursuant to the forward sale agreements we plan to enter into in connection with the Concurrent Offering, if completed, to repay outstanding commercial paper, to fund working capital and for other general corporate purposes. See “Summary Information” and “Use of Proceeds.”

Prior to this offering, there has been no public market for the Series B Mandatory Convertible Preferred Stock. We intend to apply to have the Series B Mandatory Convertible Preferred Stock listed on the New York Stock Exchange under the symbol “SREPRB.” Our common stock is listed on the New York Stock Exchange under the symbol “SRE.” On July 6, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $117.78 per share.

Investing in the Series B Mandatory Convertible Preferred Stock involves risks. See the “Risk Factors” section on page S-25 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Sempra Energy (before expenses)	$	$

We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase up to an additional $75,000,000 of shares of our Series B Mandatory Convertible Preferred Stock from us solely to cover over-allotments, if any, at the public offering price per share shown above, less the underwriting discount and subject to possible adjustment as described under “Underwriting (Conflicts of Interest),” exercisable for 30 days after the date of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series B Mandatory Convertible Preferred Stock to purchasers on or about                 , 2018.

Joint Book-Running Managers

Citigroup	J.P. Morgan

             , 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of our Series B Mandatory Convertible Preferred Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to our Series B Mandatory Convertible Preferred Stock. If the description of our Series B Mandatory Convertible Preferred Stock or the offering of our Series B Mandatory Convertible Preferred Stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our Series B Mandatory Convertible Preferred Stock and seeking offers to buy our Series B Mandatory Convertible Preferred Stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of their respective dates and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of our Series B Mandatory Convertible Preferred Stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) and the offering of our Series B Mandatory Convertible Preferred Stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any such free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (Conflicts of Interest).”

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of our Series B Mandatory Convertible Preferred Stock in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of our Series B Mandatory Convertible Preferred Stock. Accordingly, any person making or intending to make an offer in that Relevant Member State of our Series B Mandatory Convertible Preferred Stock which is the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of our Series B Mandatory Convertible Preferred Stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of our Series B Mandatory Convertible Preferred Stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Series B Mandatory Convertible Preferred Stock offered hereby is only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

CERTAIN DEFINITIONS; BASIS OF PRESENTATION

In this prospectus supplement, unless otherwise expressly stated or the context requires otherwise:

•	“Sempra Energy,” “we,” “us,” “our” and similar references refer to Sempra Energy and its subsidiaries;

•	“Common Stock Offering” or “Concurrent Offering” means the concurrent offering of $1,100,000,000 of shares of our common stock, including shares offered and sold by the forward sellers, any shares that, under specified limited circumstances, we may be required to offer and sell in such offering in lieu of shares that would otherwise have been offered and sold by the forward sellers and any shares of common stock that the underwriters of such offering may elect to purchase directly from us to cover over-allotments, if any. Unless otherwise expressly stated or the context otherwise requires, references herein to the “proceeds” we receive from the Common Stock Offering and similar references mean the proceeds, if any, that we receive upon settlement of the forward sale agreements we plan to enter into in connection with the Common Stock Offering, the issuance and sale of any shares that, under specified limited circumstances, we may be required to offer and sell in such offering in lieu of shares that would otherwise have been offered and sold by the forward sellers and the issuance and sale of any additional shares of our common stock that the underwriters of such offering may elect to purchase directly from us solely to cover over-allotments, if any;

•	“EFH” refers to Energy Future Holdings Corp. (now Sempra Texas Holdings Corp.), which indirectly owns all of the outstanding membership interests of Oncor Holdings;

•	“Existing Forward Sale Agreements” means the forward sale agreements we entered into in January 2018, as amended in February 2018, to provide a portion of the financing for the Oncor Merger Consideration, which agreements provide for us to issue and sell to the forward purchasers named therein, on settlement dates specified by us on or before December 15, 2019, a total of 23,364,486 shares of our common stock at an initial forward sale price of $105.074 per share, subject to adjustment of such price as provided in such forward sale agreements and subject to our right to elect cash settlement or net share settlement. As of June 30, 2018, we had issued a total of 16,208,301 shares upon settlement of a portion of the Existing Forward Sale Agreements and remained obligated to issue an additional 7,156,185 shares pursuant to the Existing Forward Sale Agreements (subject to our right to elect cash settlement or net share settlement);

•	“Financing Transactions” means this offering and the Concurrent Offering;

•	“forward purchasers” means, unless otherwise expressly stated or the context otherwise requires, an affiliate of Citigroup Global Markets Inc. and an affiliate of J.P. Morgan Securities LLC, which will be parties to the respective forward sale agreements we plan to enter into in connection with the Common Stock Offering;

•	“forward sale agreements” means, unless otherwise expressly stated or the context otherwise requires, the forward sales agreements we plan to enter into in connection with the Common Stock Offering;

•	“forward sellers” means the forward purchasers or their respective affiliates, as applicable, who are borrowing from third parties and selling to the underwriters of the Common Stock Offering an aggregate of $1,100,000,000 of shares of our common stock, in their capacity as such borrowers and sellers;

•	“minority member” means Texas Transmission Investment LLC, which owns 19.75% of the outstanding membership interests in Oncor;

•	“Oncor” refers to Oncor Electric Delivery Company LLC;

•	“Oncor Holdings” refers to Oncor Electric Delivery Holdings Company LLC, which owns 80.25% of the outstanding membership interests in Oncor;

•	“Oncor Merger” means the March 9, 2018 merger of EFH with an indirect, wholly owned subsidiary of Sempra Energy, with EFH continuing as the surviving company and an indirect, wholly owned subsidiary of Sempra Energy;

•	“Oncor Merger Consideration” means the approximately $9.45 billion in cash we paid as consideration for the Oncor Merger;

•	“Series A Mandatory Convertible Preferred Stock” means our outstanding 6% Mandatory Convertible Preferred Stock, Series A;

•	“Series B Mandatory Convertible Preferred Stock” means our % Mandatory Convertible Preferred Stock, Series B; and

•	“this offering” means our issuance and sale of shares of our Series B Mandatory Convertible Preferred Stock and any additional shares of the Series B Mandatory Convertible Preferred Stock that the underwriters may elect to purchase from us solely to cover over-allotments, if any.

Unless otherwise specified or the context requires otherwise, information in this prospectus supplement assumes that (1) we do not sell any shares of common stock in the Common Stock Offering to the underwriters in lieu of shares that would otherwise have been sold by the forward seller, (2) the option we have granted to the underwriters in this offering to purchase additional shares of our Series B Mandatory Convertible Preferred Stock from us solely to cover over-allotments, if any, and the option we have granted to the underwriters in the Concurrent Offering to purchase additional shares of our common stock from us solely to cover over-allotments, if any, are not exercised, (3) we effect full physical settlement of the forward sale agreements that we enter into in connection with the Concurrent Offering, and (4) we elect to pay all dividends with respect to the Series B Mandatory Convertible Preferred Stock, if issued, in cash.

Purchasers of our Series B Mandatory Convertible Preferred Stock in this offering should not place undue reliance on the as adjusted and pro forma information, or any other information that gives effect to the assumed completion of this offering or the Concurrent Offering or the assumed full physical settlement of the forward sale agreements we plan to enter into in connection with the Concurrent Offering, included and incorporated by reference in this prospectus supplement and the accompanying prospectus. Among other things, this offering is not contingent on completion of the Concurrent Offering, and the actual amount of proceeds we receive, if any, from the sale of shares of our common stock pursuant to the forward sale agreements we plan to enter into in connection with the Concurrent Offering and from this offering may differ, perhaps substantially, from the amounts reflected in this prospectus supplement. In addition, the unaudited pro forma condensed combined financial information giving effect to the Oncor Merger and the related transactions that is incorporated into this prospectus supplement and the accompanying prospectus by reference to our Current Report on Form 8-K/A filed with the SEC on May 3, 2018 is subject to numerous estimates, assumptions and uncertainties and does not purport to reflect what our consolidated financial position or results of operations would have been had the Oncor Merger and the other transactions reflected in that pro forma financial information been completed on the dates assumed for purposes of that unaudited pro forma condensed combined financial information, nor does it purport to reflect our future financial position or results of operations.

All references to currency amounts included in this prospectus supplement are in U.S. dollars unless specifically noted otherwise.

FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain, and any related free writing prospectus issued by us may contain, statements that are not historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. Future results may differ materially from those expressed in the forward-looking statements. Unless otherwise expressly stated, these forward-looking statements represent our estimates and assumptions only as of the respective dates of the documents in which such forward-looking statements appear. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

When we use words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “assumes,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “target,” “pursue,” “outlook,” “maintain,” or similar expressions, or when we discuss our guidance, strategy, plans, goals, opportunities, projections, initiatives, objectives or intentions, we are making forward-looking statements.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to:

•	actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission (“CPUC”), U.S. Department of Energy, California Department of Conservation’s Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, Public Utility Commission of Texas (“PUCT”), states, cities and counties, and other regulatory and governmental bodies in the U.S. and other countries in which we operate;

•	the timing and success of business development efforts and construction projects, including risks in obtaining or maintaining permits and other authorizations on a timely basis, risks in completing construction projects on schedule and on budget, and risks in obtaining the consent and participation of partners and counterparties;

•	the resolution of civil and criminal litigation and regulatory investigations;

•	deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; denial of approvals of proposed settlements or modifications of settlements; and delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers (including with respect to amounts associated with the San Onofre Nuclear Generating Station facility and 2007 wildfires) or regulatory agency approval for projects required to enhance safety and reliability, any of which may raise our cost of capital and materially impair our ability to finance our operations;

•	the greater degree and prevalence of wildfires in California in recent years and risk that we may be found liable for damages regardless of fault, such as in cases where the inverse condemnation doctrine applies, and risk that we may not be able to recover any such costs in rates from customers in California;

•	the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the transmission grid, moratoriums or limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures;

•

changes in energy markets; volatility in commodity prices; moves to reduce or eliminate reliance on natural gas; and the impact on the value of our investments in natural gas storage and related assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for storage services;

•	risks posed by actions of third parties who control the operations of our investments, and risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments;

•	weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of insurance, to the extent that such insurance is available or not prohibitively expensive;

•	cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees;

•	our ability to successfully execute our plan to divest certain non-utility assets within the anticipated timeframe, if at all, or that such plan may not yield the anticipated benefits;

•	capital markets and economic conditions, including the availability of credit and the liquidity of our investments; and fluctuations in inflation, interest and currency exchange rates and our ability to effectively hedge the risk of such fluctuations;

•	the impact of recent federal tax reform and uncertainty as to how it may be applied, and our ability to mitigate adverse impacts;

•	actions by credit rating agencies to downgrade our credit ratings or those of our subsidiaries or to place those ratings on negative outlook;

•	changes in foreign and domestic trade policies and laws, including border tariffs, and revisions to international trade agreements, such as the North American Free Trade Agreement, that make us less competitive or impair our ability to resolve trade disputes;

•	the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors;

•	expropriation of assets by foreign governments and title and other property disputes;

•	the impact on reliability of San Diego Gas & Electric Company’s (“SDG&E”) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources;

•	the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation and the potential risk of nonrecovery for stranded assets and contractual obligations;

•	the ability to realize the anticipated benefits from our investment in Oncor Holdings;

•	indebtedness we have incurred to fund the acquisition of our investment in Oncor Holdings, which may make it more difficult for us to repay or refinance our debt or may require us to take other actions that may decrease business flexibility and increase borrowing costs;

•

Oncor’s ability to eliminate or reduce its quarterly dividends due to its requirement to meet and maintain its regulatory capital structure, or because any of the three major credit rating agencies rates Oncor’s senior secured debt securities below BBB (or the equivalent) or Oncor’s independent directors or a minority member director determine it is in the best interest of Oncor to retain such amounts to meet future capital expenditures;

•	actions of activist shareholders, which could impact the market price of our common stock, preferred stock and other securities and disrupt our operations as a result of, among other things, requiring significant time and attention by management and our board of directors; and

•	other uncertainties, some of which may be difficult to predict and are beyond our control.

Forward-looking statements included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein also include or may include statements about the anticipated benefits of the completed Oncor Merger, including future financial or operating results of Sempra Energy or Oncor, Sempra Energy’s or Oncor’s plans, objectives, expectations or intentions, the anticipated impact of the completed Oncor Merger on the credit ratings of Sempra Energy or Oncor, plans regarding future capital investments by Sempra Energy or Oncor, the projected growth in gross domestic product and population in Texas and the United States as a whole, future return on equity or capital structure of Sempra Energy or Oncor, and other statements that are not historical facts. Additional factors that could cause actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to:

•	the risk that the anticipated benefits from the completed Oncor Merger may not be fully realized or may take longer to realize than expected; and

•	the risk that Oncor’s results of operations will not be consistent with our expectations or that Oncor’s capital investment spending will be less than anticipated.

Investing in our Series B Mandatory Convertible Preferred Stock involves risk. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in the “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks, uncertainties and other factors could cause you to suffer a loss of all or part of your investment in our Series B Mandatory Convertible Preferred Stock. Before making an investment decision, you should carefully consider these factors and risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus issued by us. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our Series B Mandatory Convertible Preferred Stock.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in our reports and other documents on file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus issued by us. You may obtain copies of these reports and documents as described under “Where You Can Find More Information” in the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus include, and any free writing prospectus we provide you in connection with this offering may include, market, demographic and industry data and forecasts that are based on or derived from sources such as independent industry publications, publicly available information, government data and other information from third parties or that have been compiled or prepared by our management or employees, as well as information regarding Oncor and the market in which it operates. We do not guarantee the accuracy or completeness of any of this information, and we have not independently verified any of the information provided by third party sources or any of the information regarding Oncor or its market. In addition, market, demographic and industry data and forecasts involve estimates, assumptions and other uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and under similar headings in documents that are incorporated or deemed to be incorporated by reference in the accompanying prospectus. In that regard, we understand that statements that Oncor operates the largest distribution and transmission system in Texas are based on the number of customers. Accordingly, you should not place undue reliance on any of this information.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference and any related free writing prospectus issued by us, before making an investment decision. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “we,” “us” and “our” should be read to refer to Sempra Energy and its subsidiaries.

Sempra Energy

Sempra Energy, based in San Diego, California, is a Fortune 500 energy-services holding company whose operating units invest in, develop and operate energy infrastructure, and provide electric and gas services to customers in North and South America. Our two principal operating units are Sempra Utilities, which includes our San Diego Gas & Electric Company, Southern California Gas Company (“SoCalGas”), Sempra Texas Utility and Sempra South American Utilities reportable segments; and Sempra Infrastructure, which includes our Sempra Mexico, Sempra Renewables and Sempra LNG & Midstream reportable segments. For additional information concerning us, you should refer to the information described under the caption “Incorporation by Reference” in this prospectus and under the caption “Where You Can Find More Information” in the accompanying prospectus.

Our principal executive offices are located at 488 8th Avenue, San Diego, California 92101, and our telephone number is (619) 696-2000.

Recent Developments

Capital Rotation

The Sempra Energy board of directors regularly reviews our capital allocation strategy against our broader strategic objectives. These objectives seek to generate attractive risk-adjusted returns by allocating capital to businesses with scale and shared growth drivers in attractive markets where we can leverage our core competencies. We are currently executing the first phase of a three phase plan designed to achieve our strategic and capital allocation objectives and support our North American utility and long-term contracted infrastructure business focus.

Phase 1 of our portfolio review is an evaluation of U.S. wind and solar generation assets and investments in our Sempra Renewables reportable segment and U.S. midstream assets in our Sempra LNG & Midstream reportable segment. In connection with Phase 1, as announced on June 28, 2018, our board of directors approved a plan to divest certain non-utility natural gas storage assets in the southeast U.S. and all of our U.S. wind and U.S. solar assets (collectively, the “Assets”). Included in the plan of sale of the Assets are certain natural gas storage assets at our Sempra LNG & Midstream reportable segment and all of the wind assets and investments and solar assets and investments at our Sempra Renewables reportable segment.

Phase 2 of our portfolio review will continue to objectively review our South American utilities, Chilquinta Energía S.A. (“Chilquinta Energía”), a wholly owned subsidiary in Chile, and Luz del Sur S.A.A. (“Luz del Sur”), an 83.6-percent owned subsidiary in Peru. As we review our South American utilities, we intend to evaluate their growth prospects, how they are valued in their respective markets, their long-term strategic fit and financial impacts within Sempra Energy. We also plan to evaluate various strategic alternatives with respect to these subsidiaries with a view to enhancing long-term shareholder value, taking into consideration that both of these businesses provide us with geographic and regulatory diversification and currently fund their operations with internally generated funds and their own external financing.

Phase 3 is designed to be centered around improving visibility regarding the value of our liquefied natural gas (“LNG”) portfolio, which includes our three-train Cameron LNG liquefaction facility currently under construction, which we anticipate will begin producing LNG at all three trains in 2019. The remaining development opportunities currently within our LNG portfolio are our Port Arthur LNG project in Texas and our Energía Costa Azul (“ECA”) liquefaction project in Mexico. We are actively pursuing both of these development opportunities. ECA is owned by Infraestructura Energética Nova, S.A.B. de C.V. (“IEnova”), a 66.4% owned Mexican subsidiary. In addition, we are considering expanding our Cameron LNG liquefaction facility to include up to two additional trains.

As a result of the plan to sell the Assets identified in Phase 1 of our portfolio review, we expect to record impairment charges related to certain of the Assets totaling approximately $1,470 million to $1,545 million (approximately $870 million to $925 million, after tax and noncontrolling interests) in the second quarter of 2018. These charges include approximately $1,290 million to $1,320 million at Sempra LNG & Midstream (approximately $745 million to $760 million, after tax and noncontrolling interests) and approximately $180 million to $225 million at Sempra Renewables (approximately $125 million to $165 million, after tax and noncontrolling interests). These impairment charges will result primarily from adjusting the related Assets’ carrying values to estimated fair values, less costs to sell. Other than the costs to sell, which we expect to be approximately $10 million, we do not expect that any of the impairment charges will result in future cash expenditures.

Our capital rotation plan is subject to certain risks and uncertainties. For additional information, see “Risk Factors — Risks Related to the Series B Mandatory Convertible Preferred Stock and Common Stock — We may be unable to realize the anticipated benefits from our plan to divest certain of our assets as part of our capital rotation plan.”

Elliott Associates, L.P., Elliott International, L.P. and Bluescape Resources Company LLC

On June 11, 2018, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) and Bluescape Resources Company LLC (“Bluescape”) disclosed they were collectively holders of an approximately 4.9% economic interest in our outstanding common stock as of such date and delivered a letter and accompanying presentation to our board of directors seeking collaboration with them and management to nominate six new directors identified by Elliott and Bluescape and establish a committee of the board of directors to conduct portfolio and operational reviews of our business. Elliott and Bluescape have also suggested, among other things, that the new board committee review the disposition of our stakes in Chilquinta Energía, Luz del Sur and IEnova, and spin-off our Sempra LNG & Midstream business, which includes our interest in our Cameron LNG joint venture and certain other pipeline assets and LNG development projects.

We are committed to constructive and fruitful engagement with our shareholders and are available to discuss and evaluate ideas from our shareholders on how to maximize long-term value. As part of this engagement, we intend to continue our dialogue with Elliott and Bluescape regarding their proposals.

See “Risk Factors — Risks Related to the Series B Mandatory Convertible Preferred Stock and Common Stock — Our business could be negatively affected as a result of actions of activist shareholders, and such activism could impact the trading value of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock.”

Financing Transactions

In addition to the sale of our Series B Mandatory Convertible Preferred Stock in this offering, we expect to obtain additional financing through the Concurrent Offering described below.

Common Stock Offering. Concurrently with this offering, we are offering, by means of a separate prospectus supplement and subject to market and other conditions, $1,100,000,000 of shares of our common stock, no par value (the “Common Stock Offering” or the “Concurrent Offering”). In addition, we have granted an option to the underwriters in the Concurrent Offering to purchase up to $165,000,000 of shares of our common stock directly from us to cover over-allotments, if any. In connection with the Concurrent Offering, we expect to enter into forward sale agreements with an affiliate of Citigroup Global Markets Inc. and an affiliate of J.P. Morgan Securities LLC, which affiliates we refer to in such capacity as the “forward purchasers” with respect to $1,100,000,000 of shares of our common stock. In connection with these forward sale agreements, the forward purchasers or their respective affiliates, whom we refer to in such capacity as the “forward sellers,” at our request, are borrowing from third parties and selling to the underwriters of the Concurrent Offering for resale in the Concurrent Offering an aggregate of $1,100,000,000 of shares of our common stock. If the forward purchasers determine in good faith, after using commercially reasonable efforts, that the forward sellers are unable to borrow and deliver for sale on the anticipated closing date for the Concurrent Offering such number of shares of our common stock or that the forward sellers are unable to borrow, at a stock loan rate not greater than a specified rate, and deliver for sale on the anticipated closing date for the Concurrent Offering such number of shares of our common stock, or if the forward sellers elect not to borrow shares of our common stock because specified conditions in the underwriting agreement of the Concurrent Offering are not satisfied, then we will issue and sell to the underwriters for the Concurrent Offering a number of shares equal to the number of shares that the forward sellers do not borrow and sell. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities being offered in the Concurrent Offering.

We will not initially receive any proceeds from the sale of shares of our common stock offered in the Concurrent Offering, unless (i) an event occurs that requires us to sell such shares to the underwriters of the Concurrent Offering in lieu of the forward sellers selling such shares to such underwriters, or (ii) such underwriters exercise their over-allotment option to purchase additional shares of our common stock, in which case we will sell all of the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward sellers to borrow and sell such additional shares to the underwriters.

We expect to fully physically settle the forward sale agreements in one or more settlements on or prior to December 15, 2019. Although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements. If we elect to cash settle the forward sale agreements, we would expect to receive an amount of cash proceeds that is significantly lower than the amount we would have received upon full physical settlement and we may not receive any cash proceeds (or may owe cash, which could be a significant amount, to the forward purchasers). If we elect to net share settle the forward sale agreements in full, we would not receive any cash proceeds from the forward purchasers (and we may be required to deliver shares of our common stock to the forward purchasers and the number of those shares could be significant). The amount of cash or shares of our common stock we receive upon settlement of the forward sale agreements, if any, will depend on the relevant settlement method, the time of settlement, market interest rates and, if applicable under cash or net share settlement, the market price of our common stock during the period in which a forward counterparty unwinds its hedge positions with respect to the forward sale agreements. Settlement will occur on or prior to December 15, 2019, on one or more dates specified by us under the forward sale agreements. The forward sale agreements are subject to acceleration by the forward purchasers upon the occurrence of certain events. See “Description of the Forward Sale Agreements” in this prospectus supplement for a description of certain terms of the forward sale agreements. In addition, the forward sale price is subject to adjustment pursuant to the forward sale agreements and the actual proceeds, if any, will be calculated as described under the foregoing caption. As a result, the actual amount of cash we receive upon settlement of the forward sale agreements may be less, perhaps substantially, than the amount reflected in this prospectus supplement or we may not receive any cash from that settlement.

Transactions not Contingent. Completion of this offering is not contingent on the completion of the Concurrent Offering and completion of the Concurrent Offering is not contingent on the completion of this offering. Accordingly, even if the Concurrent Offering does not occur, the shares of Series B Mandatory Convertible Preferred Stock sold in this offering will remain outstanding.

Purchasers of our Series B Mandatory Convertible Preferred Stock in this offering should not place undue reliance on the as adjusted and pro forma information, or any other information that gives effect to the assumed completion of this offering or the Concurrent Offering or the assumed full physical settlement of the forward sale agreements we plan to enter into in connection with the Concurrent Offering, included and incorporated by reference in this prospectus supplement and the accompanying prospectus. The actual amount of proceeds we receive from the sale of the Series B Mandatory Convertible Preferred Stock in this offering and from the sale of shares of our common stock pursuant to the forward sale agreements we expect to enter into in connection with the Concurrent Offering may differ, perhaps substantially, from the amounts reflected in this prospectus supplement. Among other things, although we expect to settle the forward sale agreements expected to be entered into in connection with the Concurrent Offering entirely by full physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements, and it is possible that we may not receive any proceeds, or may be required to make payments or deliver shares of our common stock to the forward sellers, in connection with settlement of the forward sale agreements. In addition, the forward sale price is subject to adjustment pursuant to the forward sale agreements and the actual proceeds, if any, will be calculated as described in this prospectus supplement. See “Description of the Forward Sale Agreements.” As a result, the actual amount of cash we receive upon settlement of the forward sale agreements may be less, perhaps substantially, than the amount reflected in this prospectus supplement or we may not receive any cash from that settlement.

We cannot assure you that we will complete either of the Financing Transactions on the terms contemplated by this prospectus supplement or at all.

The Offering

The following summary contains basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering carefully before making an investment decision.

As used in this section, references to “Sempra Energy,” “we,” “us” and “our” mean Sempra Energy excluding its subsidiaries and affiliates.

Issuer	Sempra Energy

Securities Offered	$500,000,000 of shares of our % Mandatory Convertible Preferred Stock, Series B (“Series B Mandatory Convertible Preferred Stock”).

Public Offering Price	$100.00 per share of the Series B Mandatory Convertible Preferred Stock.

Underwriters’ Option	We have granted the underwriters a 30-day option to purchase up to $75,000,000 of additional shares of the Series B Mandatory Convertible Preferred Stock from us solely to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Dividends	% of the liquidation preference of $100.00 per share of the Series B Mandatory Convertible Preferred Stock per annum. Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends, and, to the extent that we are legally permitted to pay dividends and our board of directors (which term, as used in this summary, includes an authorized committee of the board) declares a dividend with respect to the Series B Mandatory Convertible Preferred Stock, we will pay such dividend in cash or, subject to certain limitations, in shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion, on each dividend payment date; provided, however, that any undeclared and unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates to holders of record of the Series B Mandatory Convertible Preferred Stock on the immediately preceding January 1, April 1, July 1 and October 1 (each a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $ per share. Each subsequent dividend is expected to be approximately $ per share. See “Description of Series B Mandatory Convertible Preferred Stock — Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the average VWAP (as defined under “Description of Series B Mandatory Convertible Preferred Stock — Definitions”) per share of our common stock over the five consecutive trading day period beginning on and including the sixth scheduled trading day prior to the applicable dividend payment date (such average, the “average price”). In no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $ , which amount represents approximately 35% of the initial price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as described below) (such dollar amount, as adjusted, “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the average price, we will, if we are legally able to do so, pay such excess amount in cash.

The initial price is $ , which equals the per share public offering price of our common stock in the Common Stock Offering (“initial price”).

Dividend Payment Dates	January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2018 and to, and including, July 15, 2021.

Mandatory Conversion Date	The second business day immediately following the last trading day of the settlement period (as defined below). The mandatory conversion date is expected to be July 15, 2021.

Mandatory Conversion	On the mandatory conversion date, each share of the Series B Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into shares of our common stock based on the conversion rate as described below.

If we declare a dividend for the dividend period ending on July 15, 2021, we will pay such dividend to the holders of record as of the close of business on the record date immediately preceding such date, as described above. If, prior to the mandatory conversion date we have not declared all or any portion of the accumulated dividends on the Series B Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends (such amount, “additional conversion amount”) divided by the greater of the floor price and 97% of the average price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and

97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Series B Mandatory Convertible Preferred Stock.

Conversion Rate	The conversion rate for each share of the Series B Mandatory Convertible Preferred Stock will be not more than shares of our common stock and not less than shares of our common stock (“minimum conversion rate”), depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the settlement period. The “settlement period” is the 20 consecutive trading day period beginning on and including the 21st scheduled trading day immediately preceding July 15, 2021. The conversion rate will be calculated as described under “Description of Series B Mandatory Convertible Preferred Stock — Mandatory Conversion,” and the following table illustrates the conversion rate per share of the Series B Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate (number of shares of our common stock to be received upon conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than $ (which is the threshold appreciation price)	shares (approximately equal to $100.00 divided by the threshold appreciation price).

Equal to or less than $ but greater than or equal to $	Between and shares, determined by dividing $100.00 by the applicable market value of our common stock.

Less than $ (which is the initial price)	shares (approximately equal to $100.00 divided by the initial price).

Conversion at the Option of the Holder	At any time prior to July 15, 2021, other than during a fundamental change conversion period (as defined below), holders of the Series B Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Series B Mandatory Convertible Preferred Stock in whole or in part (but in no event less than one share of the Series B Mandatory Convertible Preferred Stock), into shares of our common stock at the minimum conversion rate of shares of our common stock per share of the Series B Mandatory Convertible Preferred Stock as described under “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution adjustments.

If, as of the effective date of any early conversion (“early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that holders converting their Series B Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of undeclared, accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 21st scheduled trading day immediately preceding the early conversion date (“early conversion average price”). To the extent that the cash amount of the undeclared, accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to the relevant early conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount	If a “fundamental change” (as defined under “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to July 15, 2021, holders of the Series B Mandatory Convertible Preferred Stock will have the option to convert their shares of Series B Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Series B Mandatory Convertible Preferred Stock), into common stock at the “fundamental change conversion rate” during the period (“fundamental change conversion period”) beginning on the effective date of such fundamental change and ending on the date that is 20 calendar days after the effective date of such fundamental change (or, if earlier, July 15, 2021). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid or deemed paid per share of our common stock in such fundamental change.

Holders who convert their Series B Mandatory Convertible Preferred Stock within the fundamental change conversion period will also receive a “fundamental change dividend make-whole amount,” in cash or in shares of our common stock or any combination thereof, equal to the present value (computed using a discount rate of         % per annum) of all remaining dividend payments on their shares of the Series B Mandatory Convertible Preferred Stock (excluding any accumulated dividend amount (as defined under “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount — Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount”)) from and after such effective date to, but excluding, July 15, 2021. If we elect to pay the fundamental change dividend make-whole amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the price paid, or deemed paid, per share of our common stock in the fundamental change.

In addition, to the extent that the accumulated dividend amount exists as of the effective date of the fundamental change, holders who convert their Series B Mandatory Convertible Preferred Stock within the fundamental change conversion period will be entitled to receive such accumulated dividend amount in cash (to the extent we are legally permitted to make such payment in cash) or shares of our common stock or any combination thereof, at our election, upon conversion. If we elect to pay the accumulated dividend amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the price paid, or deemed paid, per share of our common stock in the transaction resulting in such fundamental change.

To the extent that the sum of the fundamental change dividend make-whole amount and accumulated dividend amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the price paid or deemed paid, we will, if we are legally able to do so, pay such excess amount in cash. See “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”

Anti-Dilution Adjustments	The conversion rate may be adjusted in the event of, among other things: (1) share dividends or share distributions; (2) certain issuances of common stock rights or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions of evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, including spin-offs; (5) certain dividends or other distributions consisting exclusively of cash other than in connection with certain reorganization events, a voluntary or involuntary liquidation, dissolution or winding-up, or a third party tender or exchange offer; and (6) certain self-tender or exchange offers for our common stock. See “Description of Series B Mandatory Convertible Preferred Stock — Anti-Dilution Adjustments.”

Liquidation Preference	$100.00 per share of the Series B Mandatory Convertible Preferred Stock.

Voting Rights

Except as specifically required by California law or our Amended and Restated Articles of Incorporation (“Charter”), which will include the Series B Certificate of Determination (as defined below) for the Series B Mandatory Convertible Preferred Stock, the holders of

Series B Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on shares of the Series B Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for six or more dividend periods, whether or not consecutive, the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of the Series B Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other preferred stock of equal rank having similar voting rights then outstanding, which includes our Series A Mandatory Convertible Preferred Stock, will be entitled, at our next annual meeting or at a special meeting of shareholders, to elect two directors to fill such newly created directorships created thereby, subject to certain limitations. We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of the Series B Mandatory Convertible Preferred Stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) amend or alter the provisions of our Charter or the Series B Certificate of Determination so as to authorize or create, or increase the authorized amount of, any specific class or series of senior stock (as defined below); (2) amend, alter or repeal the provisions of our Charter or the Series B Certificate of Determination so as to adversely affect the special rights, preferences, privileges or voting powers of the Series B Mandatory Convertible Preferred Stock; or (3) consummate a binding share exchange or reclassification involving the shares of the Series B Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless in each case the Series B Mandatory Convertible Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is replaced by preferred stock of the surviving or resulting entity, and the Series B Mandatory Convertible Preferred Stock or such preferred stock, as the case may be, has terms, taken as a whole, not materially less favorable to holders, in each case subject to certain exceptions. For more information about voting rights, see “Description of Series B Mandatory Convertible Preferred Stock — Voting Rights.”

Ranking	The Series B Mandatory Convertible Preferred Stock will rank with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution:

•	senior to our common stock and each class or series of our capital stock established in the future unless the terms of such stock expressly provide that it will rank senior to, or on parity with, the Series B Mandatory Convertible Preferred Stock;

•	on parity with our Series A Mandatory Convertible Preferred Stock and each class or series of our capital stock established in the future the terms of which expressly provide that it will rank on parity with the Series B Mandatory Convertible Preferred Stock;

•	junior to each class or series of our capital stock established in the future, the terms of which expressly provide that it will rank senior to the Series B Mandatory Convertible Preferred Stock (“senior stock”);

•	junior to our existing and future indebtedness and other liabilities; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.

For information concerning the ranking of the Series B Mandatory Convertible Preferred Stock, see “Description of Series B Mandatory Convertible Preferred Stock — Ranking.”

At March 31, 2018, we had total outstanding consolidated debt of approximately $26.4 billion and 17,250,000 outstanding shares of our Series A Mandatory Convertible Preferred Stock.

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discount but before deducting estimated offering expenses payable by us, will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option to purchase additional shares of our Series B Mandatory Convertible Preferred Stock in full).

We intend to use the net proceeds from this offering and, if applicable, upon any exercise by the underwriters of their option to purchase additional shares of Series B Mandatory Convertible Preferred Stock and, if completed, the Common Stock Offering to repay outstanding commercial paper, to fund working capital and for other general corporate purposes.

However, this offering is not contingent on the consummation of the Concurrent Offering and the Concurrent Offering is not contingent on the consummation of this offering, and there can be no assurance that the Concurrent Offering will be consummated on the terms described herein or at all. See “Use of Proceeds.”

Concurrent Common Stock Offering

Concurrently with this offering, the forward sellers are offering, by means of a separate prospectus supplement, $1,100,000,000 of shares of our common stock. We expect to enter into forward sale agreements with the forward purchasers with respect to $1,100,000,000 of shares of our common stock. In connection with those forward sale agreements, the forward sellers, at our request, are borrowing from third parties and selling to the underwriters in such offering an aggregate of $1,100,000,000 of shares of our common stock. If the forward purchasers determine in good faith, after using commercially reasonable efforts, that the forward sellers are unable to borrow and deliver for sale on the anticipated closing date of such offering such number of shares of our common stock or that the forward sellers are unable to borrow, at a stock loan rate not greater than a specified rate, and deliver for sale on such anticipated closing date such number of shares of our common stock, or if the forward sellers elect not to borrow shares of our common stock because specified conditions in the underwriting agreement for the Concurrent Offering are not satisfied, then we will issue and sell to the underwriters for the Concurrent Offering a number of shares equal to the number of shares that the forward sellers do not borrow and sell. We have granted such underwriters the option to purchase directly from us up to an additional $165,000,000 of shares of our common stock in the Concurrent Offering, exercisable within 30 days from the date of the prospectus supplement for the Concurrent Offering solely to cover over-allotments.

We will not initially receive any proceeds from the sale of shares of our common stock offered in the Common Stock Offering, unless (i) an event occurs that requires us to sell such shares to the underwriters in the Common Stock Offering in lieu of the forward sellers selling such shares to such underwriters, or (ii) the underwriters for the Common Stock Offering exercise their over-allotment option to purchase additional shares of our common stock, in which case we will sell all of the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward sellers to borrow and sell such additional shares to the underwriters for the Common Stock Offering.

The forward sale price will initially be $                 per share, which is equal to the public offering price per share of our common stock less the underwriting discount in the Common Stock Offering. The forward sale price is subject to adjustment pursuant to the forward sale agreements, and the actual proceeds are subject to settlement of the forward sale agreements. If the overnight bank funding rate decreases substantially prior to the settlement of the forward sale agreements, we may receive less than the initial forward sale price per share upon physical settlement of the forward sale agreements. Although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements. If we elect to cash settle the forward sale agreements, we would expect to receive an amount of net proceeds that is significantly lower than the estimate included under the caption “Capitalization” in this prospectus supplement, and we may not receive any net proceeds (or may owe cash, which could be a significant amount, to the forward purchasers). If we elect to net share settle the forward sale agreements in full, we would not receive any cash proceeds from the forward purchasers (and we may be required to deliver shares of our common stock to the forward purchasers and the number of those shares could be significant). As a result, the actual amount of cash we receive upon settlement of the forward sale agreements may be less, perhaps substantially, than the amount reflected under the caption “Capitalization” in this prospectus supplement or we may not receive any cash from that settlement. The forward sale agreements are also subject to acceleration by the forward purchasers upon the occurrence of certain events. See “Description of the Forward Sale Agreements.”

Material United States Federal Income Tax Considerations	Certain material United States federal income tax considerations of purchasing, owning and disposing of the Series B Mandatory Convertible Preferred Stock and any common stock received upon conversion are described in “Material United States Federal Income Tax Considerations.”

Listing	We intend to apply to have the Series B Mandatory Convertible Preferred Stock listed on the New York Stock Exchange (“NYSE”) under the symbol “SREPRB.”

NYSE Symbol for Our Common Stock	Our common stock is listed on the NYSE under the symbol “SRE.”

Transfer Agent and Registrar	The registrar and transfer agent for the Series B Mandatory Convertible Preferred Stock is American Stock Transfer & Trust Company, LLC.

Payment and Settlement	The Series B Mandatory Convertible Preferred Stock is expected to be delivered against payment on , 2018. The shares of the Series B Mandatory Convertible Preferred Stock will be registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. In general, beneficial ownership interests in the Series B Mandatory Convertible Preferred Stock will be shown on, and transfers of these beneficial ownership interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Conflicts of Interest

As described under “Use of Proceeds,” proceeds from this offering will be used to repay outstanding commercial paper. One or more of the underwriters participating in this offering and/or their affiliates may hold positions in our commercial paper, one or more of the underwriters act as dealers under our commercial paper programs, and affiliates of certain underwriters are lenders under our credit facilities. To the extent that any net proceeds we receive from the sale of the Series B Mandatory Convertible Preferred Stock in this offering are applied to repay any of our outstanding indebtedness (including commercial paper and bank loans) held by any of the underwriters or their affiliates, they will receive proceeds from this offering through the repayment of that indebtedness. If the amount of such proceeds so received by any underwriter or its affiliates is more than 5% of the net proceeds of this offering, such underwriter would be deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, such underwriter would not be permitted to make sales in this offering to any discretionary account without the prior written approval of the customer. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)” for additional information.

Limitation on Common Stock Ownership	Applicable U.S. federal law generally prohibits (absent an appropriate authorization, approval or exemption) any person, together with its associates and affiliates, from acquiring an amount of our common stock which is sufficient to give them direct or indirect “control” over any of our U.S. public utility subsidiaries. Under applicable regulations and precedent, ownership of 10% or more of our outstanding common stock would be presumed to give a person “control” for that purpose, and the applicable regulatory authority generally has the power to void transactions that violate these restrictions and/or assess monetary penalties for such violations. Accordingly, investors should consult their own legal advisors before acquiring Series B Mandatory Convertible Preferred Stock in this offering if, upon receipt of any shares of common stock upon conversion of the Series B Mandatory Convertible Preferred Stock, or upon receipt of any shares of common stock that we may elect to distribute in lieu of cash dividends on the Series B Mandatory Convertible Preferred Stock, the acquisition of those shares would result in their owning more than 10% of our outstanding common stock or would otherwise give them direct or indirect control over any of our public utility subsidiaries. For additional information, see “Risk Factors — Risks Related to the Series B Mandatory Convertible Preferred Stock and Common Stock — As a result of the Federal Power Act and the U.S. Federal Energy Regulatory Commission’s regulations of transfers of control over public utilities, certain investors could be required to obtain regulatory approval to acquire shares of our common stock.”

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in shares of our Series B Mandatory Convertible Preferred Stock.

Shares Outstanding Following the Offerings

Immediately after the consummation of this offering, we will have                 shares of Series B Mandatory Convertible Preferred Stock issued and outstanding (or                  shares if the underwriters’ over-allotment option to purchase additional shares of Series B Mandatory Convertible Preferred Stock is exercised in full) and 17,500,000 shares of our Series A Mandatory Convertible Preferred Stock outstanding. Immediately after the completion of the Common Stock Offering and prior to any settlement of the forward sale agreements we plan to enter into in connection with the Common Stock Offering, we will have 263,946,124 shares (or 265,347,041 shares if the underwriters exercise their over-allotment option to purchase additional shares of our common stock directly from us in full in the Common Stock Offering) of our common stock issued and outstanding. Immediately after the completion of the Common Stock Offering and the settlement of the forward sale agreements (assuming full physical settlement of the forward sale agreements) we will have 273,285,570 shares (or 274,686,487 shares if the underwriters exercise their over-allotment option to purchase additional shares of our common stock directly from us in full in the Common Stock Offering) issued and outstanding. Such numbers of shares of common stock to be outstanding immediately after the Common Stock Offering and outstanding immediately after the Common Stock Offering and the related settlement of the forward sale agreements are based on 263,946,124 shares of our common stock outstanding as of March 31, 2018, and assume, as applicable, that we will receive total proceeds of $1.1 billion from the sale of shares of our common stock pursuant to the forward sale agreements and additional proceeds of $165.0 million if the underwriters’ over-allotment option in the Concurrent Offering is exercised in full (in each case before deducting discounts and expenses), and further assume that the forward sale price under the forward sale agreements and the public offering price in the Concurrent Offering (in each case before deducting discounts and expenses) will be $117.78 per share of our common stock, which is equal to the last reported sale price of our common stock on the New York Stock Exchange appearing on the cover page of this prospectus supplement; but such numbers of shares of common stock exclude:

(a)	up to shares of our common stock (including up to shares of our common stock if the underwriters in this offering exercise their over-allotment option to purchase additional shares of Series B Mandatory Convertible Preferred Stock in full) that would initially be issuable upon conversion of Series B Mandatory Convertible Preferred Stock issued in this offering, in each case assuming mandatory conversion based on an applicable market value of our common stock equal to the threshold appreciation price of $ (which is approximately % above the price at which the shares of our common stock are being offered in the Concurrent Offering) subject to anti-dilution, make-whole and other possible adjustments;

(b)	(i) 166,485 shares of our common stock reserved for issuance upon exercise of stock options outstanding as of March 31, 2018, (ii) 366,420 shares of our common stock reserved for issuance upon vesting of our time based restricted stock units (including reinvested dividends) outstanding as of March 31, 2018, (iii) 2,645,494 shares of our common stock reserved for issuance upon the vesting of our performance based restricted stock units (including reinvested dividends), assuming the maximum payout was achieved, outstanding as of March 31, 2018 under our various equity compensation plans, and (iv) shares reserved for issuance upon the vesting of any awards we may have issued under such plans subsequent to March 31, 2018;

(c)	16,120,125 shares of our common stock issuable upon the conversion of outstanding shares of our Series A Mandatory Convertible Preferred Stock as of March 31, 2018, assuming mandatory conversion had occurred on that date at the maximum conversion rate of 0.9345 shares of our common stock per share of Series A Mandatory Convertible Preferred Stock;

(d)	4,783,068 shares of common stock that we issued on June 13, 2018 to settle approximately $500 million of forward sales under the Existing Forward Sale Agreements that we entered into in January 2018 at a forward sale price of $104.5355 per share;

(e)	2,868,603 shares of common stock that we issued on June 27, 2018 to settle approximately $300 million of forward sales under the Existing Forward Sale Agreements that we entered into in January 2018 at a forward sale price of $104.5806 per share;

(f)	7,156,185 shares of common stock that, as of June 30, 2018, we remained obligated to issue (subject to our right to elect cash settlement or net share settlement) on settlement dates specified by us on or prior to December 15, 2019 pursuant to the Existing Forward Sale Agreements;

(g)	any additional shares of common stock we may issue from and after July , 2018 through final settlement of the forward sale agreements; and

(h)	any additional shares we have issued or may issue under our dividend reinvestment program, direct stock purchase plan or 401(k) savings plans subsequent to March 31, 2018.

In addition, the number of shares of our common stock to be outstanding immediately after completion of the Common Stock Offering and the settlement of the forward sale agreements we plan to enter into in connection with that offering (assuming full physical settlement of the forward sale agreements) is based upon the assumed number of shares that we will be obligated to issue upon settlement of the forward sale agreements (unless we elect, subject to certain conditions, to cash settle or net share settle), calculated as described above. The actual number of shares that we will be obligated to issue (subject to such rights) under the forward sale agreements will be equal to the number of shares of common stock sold by the forward sellers in the Common Stock Offering. For additional information on how we calculate the number of shares to be outstanding immediately after completion of the Concurrent Offering and the settlement of the forward sale agreements, see “Capitalization.”

Under our dividend reinvestment program, direct stock purchase plan and 401(k) savings plans, we are currently delivering newly issued shares of our common stock to settle shares purchased under those plans. Over the 12 months ended March 31, 2018, approximately 785,164 shares of our common stock were issued in connection with those plans. The number of additional shares issued under those plans going forward is dependent on whether Sempra Energy continues to deliver newly issued shares under these plans, Sempra Energy’s stock price and the elections by plan participants to purchase Sempra Energy common stock in the future.

The number of shares of our common stock to be outstanding immediately after the Concurrent Offering, prior to any settlement of the forward sale agreements, also assumes no event will occur that would require us to sell shares of our common stock to the underwriters in the Concurrent Offering in lieu of the forward sellers selling shares of our common stock to the underwriters in the Concurrent Offering. If such an event occurs, (i) the number of shares of our common stock to be outstanding immediately after the Concurrent Offering would be increased by such number of shares and (ii) the number of shares of our common stock issuable pursuant to physical settlement of the forward sale agreements would be reduced by such number of shares.

RISK FACTORS

Investment in our Series B Mandatory Convertible Preferred Stock involves risks. You should carefully consider the risks described below and the risk factors incorporated into this prospectus supplement and the accompanying prospectus by reference to our most recent Annual Report on Form 10-K, our subsequent Quarterly Report on Form 10-Q and any Current Reports on Form 8-K filed (and not furnished) by us with the SEC subsequent to the last day of the fiscal year covered by our most recent Annual Report on Form 10-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, as well as any free writing prospectus we may provide you in connection with this offering, before acquiring any of our Series B Mandatory Convertible Preferred Stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the shares. See also “Forward-Looking Statements and Market Data.” In that regard, unless otherwise expressly stated or the context otherwise requires, references to our common stock or preferred stock appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K include the Series B Mandatory Convertible Preferred Stock offered hereby and the common stock offered in the Concurrent Offering.

Risks Related to the Series B Mandatory Convertible Preferred Stock and Common Stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Series B Mandatory Convertible Preferred Stock and the mandatory conversion date.

The number of shares of our common stock that you will receive upon mandatory conversion of the Series B Mandatory Convertible Preferred Stock is not fixed but instead will depend on the applicable market value of our common stock, which is the average VWAP per share of our common stock over the 20 consecutive trading day period beginning on and including the 21st scheduled trading day immediately preceding July 15, 2021. The aggregate market value of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Series B Mandatory Convertible Preferred Stock. Specifically, if the applicable market value of our common stock is less than the initial price of $                , the market value of our common stock that you would receive upon mandatory conversion of each share of the Series B Mandatory Convertible Preferred Stock will be less than the $100.00 liquidation preference, and an investment in the Series B Mandatory Convertible Preferred Stock would result in a loss, without taking into consideration the payment of dividends. Accordingly, you will bear the risk of a decline in the market price of our common stock. Any such decline could be substantial.

The opportunity for equity appreciation provided by your investment in the Series B Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you would receive upon mandatory conversion of each share of the Series B Mandatory Convertible Preferred Stock on the mandatory conversion date will only exceed the liquidation preference of $100.00 per share of the Series B Mandatory Convertible Preferred Stock if the applicable market value of our common stock exceeds the threshold appreciation price of $                . The threshold appreciation price represents an appreciation of         % over the initial price. In this event, you would receive on the mandatory conversion date approximately         % (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Series B Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Series B Mandatory Convertible Preferred Stock, and you will realize no equity appreciation on our common stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the Series B Mandatory Convertible Preferred Stock.

Investors in, and potential purchasers of, the Series B Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Series B Mandatory Convertible Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Series B Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Series B Mandatory Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Series B Mandatory Convertible Preferred Stock.

The adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you.

If a fundamental change (as defined in “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to the mandatory conversion date, holders will be entitled to convert their Series B Mandatory Convertible Preferred Stock during the fundamental change conversion period at the fundamental change conversion rate (in each case as defined in “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”). The fundamental change conversion rate represents an adjustment to the conversion rate otherwise applicable unless the share price is less than $                 or above $                 (in each case, subject to adjustment). In addition, with respect to Series B Mandatory Convertible Preferred Stock converted during the fundamental change conversion period, you will also receive, among other considerations, a fundamental change dividend make-whole amount. Although this adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount are designed to compensate you for the lost option value of the Series B Mandatory Convertible Preferred Stock and lost dividends as a result of a fundamental change, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash or shares of our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.

The conversion rate of the Series B Mandatory Convertible Preferred Stock will not be adjusted for many events that may adversely affect the market price of the Series B Mandatory Convertible Preferred Stock or our common stock issuable upon conversion of the Series B Mandatory Convertible Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of the Series B Mandatory Convertible Preferred Stock is subject to adjustment for stock splits and combinations, stock dividends and certain other transactions described in “Description of Series B Mandatory Convertible Preferred Stock.” See “Description of Series B Mandatory Convertible Preferred Stock — Anti-Dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee and director grants that are settled in common stock and option grants or offerings of our common stock or securities convertible into shares of our common stock (other than those set forth in “Description of Series B Mandatory Convertible Preferred Stock — Anti-Dilution Adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series B Mandatory Convertible Preferred Stock. In addition, the terms of the Series B Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Series B Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

You will have no rights with respect to our common stock until the Series B Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Series B Mandatory Convertible Preferred Stock, but your investment in the Series B Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Charter requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock. See “Description of Capital Stock” in the accompanying prospectus for further discussion of our common stock.

You will have no voting rights except under limited circumstances.

You will have no voting rights, except with respect to certain amendments to the terms of the Series B Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by California law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the Series B Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, in each case, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of shares of Series B Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the Series B Mandatory Convertible Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and having similar voting rights, will be entitled to elect a total of two additional members of our board of directors, subject to the terms and limitations described in the section of this prospectus supplement entitled “Description of Series B Mandatory Convertible Preferred Stock — Voting Rights.”

The Series B Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding-up, our assets will be available to pay obligations on the Series B Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Series B Mandatory Convertible Preferred Stock then outstanding. At March 31, 2018, we had total outstanding consolidated debt of approximately $26.4 billion. We have the ability to, and may incur, additional indebtedness in the future.

We may be unable to, or may choose not to, continue to pay dividends on our Series B Mandatory Convertible Preferred Stock or our common stock or Series A Mandatory Convertible Preferred Stock at current or planned rates or at all.

Any future payments of cash dividends, and the amount of any cash dividends we pay, on the Series B Mandatory Convertible Preferred Stock and our common stock and Series A Mandatory Convertible Preferred Stock, and any other series of our preferred stock we may issue in the future will depend on, among other things, our financial condition, capital requirements and results of operations, and the ability of our subsidiaries and investments to distribute cash to us, as well as other factors that our board of directors may consider relevant. If we were to reduce the amount of cash dividends per share payable on our common stock, fail to increase the amount of those cash dividends per share in the future in accordance with market expectations, or at all, or cease paying those cash dividends altogether, it would likely have an adverse impact, which may be material, on the market price of our common stock, Series A Mandatory Convertible Preferred Stock and on the Series B Mandatory Convertible Preferred Stock and any other series of preferred stock we may issue in the future. Likewise, any failure to pay scheduled dividends on our Series A Mandatory Convertible Preferred Stock, Series B Mandatory Convertible Preferred Stock or any other series of preferred stock we may issue in the future when due would likely have a material adverse impact on the market price of our Series A Mandatory Convertible Preferred Stock, our Series B Mandatory Convertible Preferred Stock, our common stock, any other series of preferred stock we may issue in the future and our debt securities and would prohibit us, under the terms of the Series A Mandatory Convertible Preferred Stock and the anticipated terms of the Series B Mandatory Convertible Preferred Stock, or may prohibit us, under the terms of any other series of preferred stock we may issue, from paying cash dividends on or repurchasing shares of our common stock (subject to limited exceptions) until such time as we have paid all accumulated and unpaid dividends on the Series A Mandatory Convertible Preferred Stock, Series B Mandatory Convertible Preferred Stock or, if applicable, any other series of preferred stock we may issue, as the case may be.

In addition, under California law, our board of directors (or an authorized committee thereof) may not declare and pay dividends on shares of our common stock, Series A Mandatory Convertible Preferred Stock, Series B Mandatory Convertible Preferred Stock or any other series of preferred stock we may issue unless it has determined in good faith that either (1) the amount of our retained earnings immediately prior to the dividend equals or exceeds the sum of (A) the amount of the proposed dividend plus (B) cumulative dividends in arrears on all shares of our capital stock having a preference with respect to payment of dividends over our common stock, Series A Mandatory Convertible Preferred Stock, Series B Mandatory Convertible Preferred Stock or any such other series of preferred stock we may issue, as the case may be (the “preferential rights amount”), or (2) immediately after the dividend, the value of our assets would equal or exceed the sum of our total liabilities plus the preferential rights amount. Further, even if we are permitted under our contractual obligations and California law to declare and pay cash dividends on the shares of common stock, Series A Mandatory Convertible Preferred Stock, Series B Mandatory Convertible Preferred Stock and any other series of preferred stock we may issue, we may not have sufficient cash to declare and pay dividends in cash on the outstanding shares of our common stock, Series A Mandatory Convertible Preferred Stock, Series B Mandatory Convertible Preferred Stock and any other series of preferred stock we may issue.

If upon (i) mandatory conversion, (ii) an early conversion at the option of a holder or (iii) an early conversion upon a fundamental change, we have not declared and paid all or any portion of the accumulated dividends payable on the Series B Mandatory Convertible Preferred Stock for specified periods, converting holders will receive an additional number of shares of our common stock having a market value generally equal to the amount of such undeclared, accumulated and unpaid dividends, subject to the limitations described under “Description of Series B Mandatory Convertible Preferred Stock — Mandatory Conversion,” “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder” and “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” respectively. In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate are reached, we will pay the shortfall in cash if we are legally permitted to do so and not restricted by the terms of our indebtedness at that time. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder.

Sempra Energy’s ability to pay dividends and to meet its debt obligations largely depends on the performance of its subsidiaries and the ability to utilize the cash flows from those subsidiaries.

Sempra Energy is a holding company substantially all of whose assets are owned by its subsidiaries. Sempra Energy’s ability to pay dividends and meet its debt and other obligations depends almost entirely on cash flows from its subsidiaries and joint ventures and other entities in which it has invested and, in the short term, its ability to raise capital from external sources. In the long term, cash flows from the subsidiaries and the joint ventures and other entities in which we have invested depend on their ability to generate operating cash flows in excess of their own expenditures, common and preferred stock dividends, and debt or other obligations. In addition, our subsidiaries and the joint ventures and other entities in which we invest are separate and distinct legal entities that are not obligated to pay dividends or make loans or distributions to Sempra Energy, whether to enable Sempra Energy to pay dividends on its common stock, Series A Mandatory Convertible Preferred Stock or any Series B Mandatory Convertible Preferred Stock or other series of preferred stock we may issue, or for paying principal and interest on its debt securities or for paying its other obligations, and could be precluded from paying any such dividends or making any such loans or distributions under certain circumstances, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions or in times of financial distress or, in the case of dividends on our common stock, as a result of the terms and provisions of our Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock that prohibit the payment of dividends or distributions on our common stock if dividends on our Series A Mandatory Convertible Preferred Stock or our Series B Mandatory Convertible Preferred Stock, as the case may be, are not paid when due. See “Description of Series A Mandatory Convertible Preferred Stock” and “Description of Series B Mandatory Convertible Preferred Stock” in this prospectus supplement.

A significant portion of our worldwide cash reserves are generated by, and therefore held in, foreign jurisdictions. As a result of the Tax Reform and Jobs Act of 2017 (the “TCJA”), the cumulative undistributed earnings of our foreign entities were deemed repatriated and subjected to a one-time U.S. federal income tax. Based on current assumptions, when we repatriate these foreign earnings to the U.S. in 2018 or later, they will not be subject to additional U.S. federal income taxes. However, some foreign jurisdictions and U.S. states impose taxes on dividends repatriated to a U.S. parent company, which will reduce the cash available to us.

You may be subject to tax with respect to the Series B Mandatory Convertible Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Series B Mandatory Convertible Preferred Stock is subject to adjustment in certain circumstances. See “Description of Series B Mandatory Convertible Preferred Stock — Anti-Dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable distribution without the receipt of any cash. In addition, we may make distributions to holders of the Series B Mandatory Convertible Preferred Stock that are paid in common stock. Any such distribution would be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Series B Mandatory Convertible Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. If you are a non-U.S. Holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed dividend could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments or deliveries with respect to the Series B Mandatory Convertible Preferred Stock. See “Material United States Federal Income Tax Considerations” for a further discussion of the U.S. federal tax implications.

The unaudited pro forma condensed combined financial information referred to below and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only and does not purport to represent what our financial position or results of operations would have been had the Oncor Merger and the related transactions described in the unaudited pro forma condensed combined financial information (the “Oncor Transactions”) been completed on the dates assumed for purposes of that unaudited pro forma condensed combined financial information, nor does it purport to reflect our financial position or results of operations as of any date or for any period following the Oncor Transactions.

We have incorporated by reference in this prospectus supplement and the accompanying prospectus the unaudited pro forma condensed combined financial information appearing as Exhibit 99.3 to our Current Report on Form 8-K/A filed with the SEC on May 3, 2018 (the “May 3, 2018 8-K”). This unaudited pro forma condensed combined financial information gives pro forma effect to the Oncor Merger, our financing for the Oncor Merger and certain related transactions, subject to the assumptions and limitations described therein. You should carefully review such unaudited pro forma condensed combined financial information and the other information appearing in the May 3, 2018 8-K (including the exhibits thereto) before investing in our Series B Mandatory Convertible Preferred Stock.

The unaudited pro forma condensed combined financial information included in the May 3, 2018 8-K is presented for illustrative purposes only, is based on numerous adjustments, assumptions and estimates, is subject to numerous other uncertainties and does not purport to reflect what our financial position or results of operations would have been had the Oncor Transactions been completed as of the dates assumed for purposes of that unaudited pro forma condensed combined financial information, nor does it purport to reflect our financial position or results of operations as of any date or for any period following the Oncor Transactions.

The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Oncor Transactions would be completed on the terms and in accordance with the assumptions set forth in Exhibit 99.3 to the May 3, 2018 Form 8-K. Any changes in these assumptions would result in a change in the unaudited pro forma condensed combined financial information, which could be material. See the May 3, 2018 Form 8-K, including the unaudited pro forma condensed combined financial information, EFH’s consolidated financial statements and Oncor Holdings’ consolidated financial statements included as Exhibits 99.3, 99.1 and 99.2, respectively, thereto, which Form 8-K is incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under the caption “Where You Can Find More Information” in the accompanying prospectus.

Our, EFH’s and Oncor Holdings’ financial positions and results of operations prior to or following the Oncor Merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included in the May 3, 2018 Form 8-K. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and may be affected by a broad range of factors.

Although the unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement and the accompanying prospectus includes sensitivity analyses that are intended to assist you in quantifying the impact of changes in certain of the assumptions used in preparing such unaudited pro forma condensed combined financial information, those sensitivity analyses reflect the pro forma impact of only a limited number of those assumptions and therefore do not allow you to quantify the impact of changes in any of the other assumptions made in calculating this unaudited pro forma condensed combined financial information and changes in certain of those other assumptions may have a material impact on the unaudited pro forma condensed combined financial information. Likewise, the sensitivity analyses we have provided do not necessarily address the impact of all possible changes in the relevant assumptions.

As a result of the foregoing, investors should not place undue reliance on the unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Anti-takeover provisions in our organizational documents might discourage, delay or prevent changes in control of our company and may result in an entrenchment of management and diminish the value of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock.

Certain provisions of our articles of incorporation and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market prices of our common stock, Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock, and may also limit the prices that investors are willing to pay in the future for our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock. These provisions may also have the effect of preventing changes in our management. Our articles of incorporation and bylaws include anti-takeover provisions that:

•	authorize our board of directors, without a vote or other action by our shareholders, to cause the issuance of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting that series and to establish the rights, preferences, privileges and restrictions of that series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights which may adversely affect the voting or other rights and the economic interests of holders of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock;

•	establish advance notice requirements and procedures for shareholders to submit nominations of candidates for election to our board of directors and to propose other business to be brought before a shareholders meeting;

•	provide that vacancies in our board of directors, including vacancies created by the removal of any director, may be filled by a majority of the directors then in office or by the sole remaining director;

•	provide that no shareholder may cumulate votes in the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common shareholders;

•	require that any action to be taken by our shareholders must be taken either (1) at a duly called annual or special meeting of shareholders or (2) by the unanimous written consent of all of our shareholders, unless our board of directors, by resolution adopted by two-thirds of the authorized number of directors, waives the foregoing provision in any particular circumstance; and

•	require action by shareholders holding not less than 1/10th of the voting power of our capital stock in order for our shareholders to call a special meeting of shareholders.

Certain rights of the holders of the Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, may affect the ability of holders of Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to January 15, 2021, in the case of the Series A Mandatory Convertible Preferred Stock, or July 15, 2021, in the case of the Series B Mandatory Convertible Preferred Stock, holders of the applicable series of preferred stock may have the option to convert their preferred stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on the applicable series of preferred stock. See “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” These features of the Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

An active trading market for the Series B Mandatory Convertible Preferred Stock does not exist and may not develop.

The Series B Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. We intend to apply to have the Series B Mandatory Convertible Preferred Stock listed on the NYSE under the symbol “SREPRB.” Even if the Series B Mandatory Convertible Preferred Stock is approved for listing on the NYSE, such listing does not guarantee that a trading market for the Series B Mandatory Convertible Preferred Stock will develop or, if a trading market for the Series B Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market or the ability of the holders to sell the Series B Mandatory Convertible Preferred Stock, or to sell the Series B Mandatory Convertible Preferred Stock at a favorable price.

The market price of our Series B Mandatory Convertible Preferred Stock, common stock and Series A Mandatory Convertible Preferred Stock may be volatile. This volatility may affect the price at which you can sell your shares of Series B Mandatory Convertible Preferred Stock.

We expect that generally the market price of our common stock will affect the market price of the Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock more than any other single factor. The market price for our common stock has historically experienced, and may continue to experience, volatility. This volatility may affect the market price of our common stock, and the sale or issuance of substantial amounts of our common stock, or the perception that such sales or issuances could occur, could adversely affect the market price of our common stock. In addition, the availability for sale of substantial amounts of our common stock could adversely impact its market price. In that regard, we remained obligated to issue 7,156,185 shares of our common stock (subject to our right to elect cash settlement or net share settlement) as described under “Prospectus Supplement — Summary — The Offering” as of June 30, 2018, and we plan to enter into forward sale agreements in the Concurrent Offering obligating us to sell $1.1 billion of shares of our common stock (subject to our right to elect cash settlement or net share settlement) to the forward purchasers, in each case on settlement dates specified by us on or prior to December 15, 2019 pursuant to the Existing Forward Sale Agreements. In addition, the issuance of substantial amounts of our common stock upon conversion of our outstanding Series A Mandatory Convertible Preferred Stock or the Series B Mandatory Convertible Preferred Stock, the payment of dividends on the Series A Mandatory Convertible Preferred Stock or the Series B Mandatory Convertible Preferred Stock in the form of shares of our common stock, or the perception that such sales or dividends could occur, could adversely affect the market price of our common stock. Any of the foregoing may also impair our ability to raise additional capital through the sale of our equity securities. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including the factors discussed above under “Forward-Looking Statements and Market Data” or elsewhere in this Risk Factors section and the following:

•	actual or anticipated fluctuations in our operating results or our competitors’ or peers’ operating results;

•	actions by applicable regulatory authorities, including the CPUC and PUCT;

•	announcements by us, our competitors or our partners of significant contracts, acquisitions, divestitures or strategic investments;

•	our growth rate and our competitors’ or peers’ growth rates;

•	the financial markets and general economic conditions;

•	changes in stock market analyst recommendations regarding us, our competitors, our peers or the energy infrastructure, gas and electricity services industries generally, or lack of analyst coverage of our common stock;

•	sales of our common stock by our executive officers, directors and significant shareholders or sales of substantial amounts of our common stock or securities convertible into or exchangeable for our common stock;

•	changes in the amount of our common stock dividends per share, the common stock dividends per share paid by our competitors and interest rates; and

•	changes in tax laws and regulations, including the impact of the TCJA as described under the caption “Risk factors — The TCJA may materially adversely affect our financial condition, results of operations and cash flows, the value of investments in our common stock, preferred stock and debt securities, and our credit ratings.” in our most recent Annual Report on Form 10-K.

In addition, we expect that the market price of the Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets, the time remaining to their respective mandatory conversion dates, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to their respective conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock. Any such arbitrage could, in turn, affect the market prices of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock.

We expect that we will need to raise additional capital, and raising additional funds by issuing additional equity securities or with additional debt financing may cause dilution to shareholders or restrict our operations.

We expect that we will need to raise additional capital in the future. We may raise additional funds through public or private equity or debt offerings or other financings, as well as additional borrowings under our credit facilities. Additional issuances of equity securities, including shares of our common stock, or debt or other securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, could dilute the economic and other rights and interests of holders of shares of our common stock and cause the market price of our common stock to decline.

Any new debt financing we enter into may involve covenants that restrict our operations more than our current outstanding debt and credit facilities. These restrictive covenants could include limitations on additional borrowings, and specific restrictions on the use of our assets, as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from our subsidiaries, redeem or repurchase our stock or make investments. These factors could hinder our access to capital markets and limit or delay our ability to carry out our capital expenditure plan or pursue other opportunities beyond the current capital expenditure plan, including the development opportunities that are part of our capital rotation plan described above under “Summary Information — Recent Developments — Capital Rotation.”

Sales or issuances of substantial amounts of our common stock in the public market, or the perception that these sales or issuances may occur, or the conversion of our Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock or the payment of dividends on our Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock in the form of shares of our common stock, could cause the market price of the Series B Mandatory Convertible Preferred Stock and our common stock and Series A Mandatory Convertible Preferred Stock to decline.

Sales or issuances of substantial amounts of our common stock in the public market, including upon settlement of the forward sale agreements we plan to enter into in connection with the Concurrent Offering or upon settlement of our remaining obligations under the Existing Forward Sale Agreements, or the perception that these sales or issuances may occur, or the conversion of our Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock into shares of our common stock, or the payment of dividends on our Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock in the form of shares of our common stock, could cause the market price of our Series B Mandatory Convertible Preferred Stock or our common stock or Series A Mandatory Convertible Preferred Stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Declines in the market price of our common stock may also materially and adversely affect the market price of our Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock and could adversely affect their voting and other rights and economic interests, including purchasers of our common stock in the Concurrent Offering and holders of any shares of common stock issued on conversion of our Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock, and could have a similar impact with respect to our Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock.

As a result of the Federal Power Act and the U.S. Federal Energy Regulatory Commission’s regulations of transfers of control over public utilities, certain investors could be required to obtain regulatory approval to acquire shares of our common stock.

Several of our subsidiaries are “public utilities” (as defined in the Federal Power Act (the “FPA”)) subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) because they own or operate FERC-jurisdictional facilities, including transmission facilities, certain generation interconnection facilities, and various “paper” facilities, such as wholesale power sales contracts and market-based rate tariffs. The FPA requires us either to obtain prior authorization, through our public utility subsidiaries, from FERC prior to the transfer of an amount of our common stock sufficient to convey direct or indirect “control” over any of our public utility subsidiaries or to qualify for a blanket authorization granted under FERC’s regulations for certain types of transfers generally deemed by FERC not to convey direct or indirect “control.” At the same time, if any person and any of its associate or affiliate companies in the aggregate, any “public utility” (as defined in the FPA), or any “holding company” (as defined in the Public Utility Holding Company Act of 2005) acquires an amount of our common stock sufficient to convey direct or indirect “control” over any of our public utility subsidiaries, that acquirer would either need to obtain prior authorization for such acquisition from FERC or to qualify for a blanket authorization under FERC’s regulations. Under FERC’s regulations and applicable precedent, ownership of 10% or more of our common stock would be presumed to give that owner “control” absent rebuttal of that presumption. Any failure to obtain any such prior authorization or to qualify for a blanket authorization would generally allow FERC to void the transaction that resulted in the relevant person obtaining “control” over any of our public utility subsidiaries, including by acquiring 10% or more of our common stock, and/or to assess monetary penalties. Accordingly, investors should consult their own legal advisors before acquiring Series B Mandatory Convertible Preferred Stock in this offering if, upon receipt of any shares of common stock upon conversion of the Series B Mandatory Convertible Preferred Stock, or upon receipt of any shares of common stock that we may elect to distribute in lieu of cash dividends on the Series B Mandatory Convertible Preferred Stock, it would result in their owning more than 10% of our outstanding common stock or would otherwise give them direct or indirect control over any of our public utility subsidiaries.

Certain credit rating agencies may downgrade our credit ratings or place those ratings on negative outlook, which may adversely affect the market price of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock.

Credit rating agencies routinely evaluate us, and their ratings of our long-term and short-term debt are based on a number of factors, including the perceived supportiveness of the regulatory environment affecting our utility operations, our cash generating capability, level of indebtedness, overall financial strength, the status of certain capital projects, like our Cameron LNG project, and most recently the indebtedness used to fund the Oncor Merger, as well as factors beyond our control, such as tax reform, the state of the economy and our industry generally. We have incorporated by reference in this prospectus supplement and the accompanying prospectus the risk factor included in our most recent Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018 (the “2018 Form 10-K”) under the heading “Risk Factors — Risks Related to Sempra Energy — Certain credit rating agencies may downgrade our credit ratings or place those ratings on negative outlook, which may adversely affect the market price of our common stock, preferred stock and debt securities.” You should review and consider carefully the risks, uncertainties and other factors related to our credit ratings included in such risk factor and elsewhere in our 2018 Form 10-K as well as those risks, uncertainties and other factors related to our credit ratings described below.

Moody’s Investors Service (“Moody’s”) and Standard & Poor’s (“S&P”) have issued public comments and reports regarding the risk of an increase in California wildfires and the current California regulatory environment, which may prohibit California utilities from recovering any uninsured wildfire costs in cases where the doctrine of “inverse condemnation” is applied to impose strict liability on a utility (meaning that the utility may be found liable without evidence of its negligence) whose equipment is determined to be the cause of a fire. On April 11, 2018, Moody’s changed its rating outlook for SDG&E to negative from stable. Moody’s indicated that SDG&E’s credit profile is weighed down by potential for large contingent exposure created by the application of inverse condemnation and that the increasing inverse condemnation risk exposure has caused Moody’s to reassess its view of the credit supportiveness of the regulatory environment in California. Moody’s also indicated that the negative outlook reflects the adverse impact of the TCJA on SDG&E’s financial performance going forward. The April 11, 2018 Moody’s announcement also indicated that SDG&E’s credit ratings could be downgraded if its ratio of cash flow from operations before changes in working capital to debt falls below 25% on a sustained basis or if there is little meaningful progress in addressing inverse condemnation via changes in legislation and/or regulation in California which significantly reduces the exposure of electric utilities operations to strict liability in connection with wildfires.

S&P issued a public comment on June 18, 2018 regarding its view that the recent heightened risks associated with natural disasters, including wildfires, earthquakes and mudslides, combined with California courts’ application of inverse condemnation, significantly increases SDG&E’s, SoCalGas’, Sempra Energy’s and the other California investor-owned utilities’ potential contingent liabilities and reduces their credit quality. S&P further noted that if the key issues related to California’s liability rules and regulations for utilities are not resolved in an expedited manner, S&P may change its assessment of the California regulatory environment and that this could ultimately result in ratings below investment grade for California utilities that are the most affected by wildfires. Further, on July 9, 2018, S&P reaffirmed its credit ratings for Sempra Energy, SDG&E and SoCalGas, but changed its outlook of each such rating to negative from stable. S&P indicated that the negative outlook reflects the possibility that the California legislature may not pass a bill within the current legislative session (ending August 31, 2018) that establishes a transparent standard for California utilities to recover wildfire-related costs and limits the risks borne by California’s electric utilities for natural disasters, including wildfires. In the event that the legislature does not pass such a bill during its current session, S&P indicated that it would likely downgrade Sempra’s and SoCalGas’s credit ratings by one notch and SDG&E’s credit ratings by three notches, which would result in a rating of BBB for Sempra’s senior unsecured debt, A for SoCalGas’s senior secured debt and BBB+ for SDG&E’s senior secured debt. We discuss the 2007 wildfires and wildfire cost recovery further in Note 15 of the Notes to Consolidated Financial Statements to our 2018 Form 10-K, and in Note 11 of the Notes to Consolidated Financial Statements to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information” in the accompanying prospectus.

As discussed in our 2018 Form 10-K, prior to completion of the Oncor Merger in March 2018, credit rating agencies issued comments regarding the possible negative impact of, among other things, the financing structure for the merger on our credit ratings. On January 9, 2018, Moody’s indicated that the debt Sempra Energy incurred to fund a portion of the cost of the Oncor Merger was credit negative and that there was uncertainty regarding the impact of the TCJA on our credit metrics, and further indicated the Moody’s negative outlook reflected its expectation that our ratio of cash flow from operations before changes in working capital to debt will remain weak and will be more commensurate with the mid-range of the Baa-rating category. Further, on June 25, 2018, Moody’s placed Sempra Energy’s credit ratings on review for downgrade. Moody’s indicated that the review was triggered by, among other things, the increased leverage to fund the Oncor Merger, execution risk associated with any initiatives that we may undertake to improve our credit quality, and uncertainty regarding the timing and extent of potential recovery in Sempra Energy’s consolidated financial metrics. On June 29, 2018, Moody’s then indicated that Phase 1 of the capital rotation plan we announced on June 28, 2018 as described above under “Summary Information — Recent Developments — Capital Rotation,” if successfully implemented in a timely and efficient manner, has the potential to be credit supportive because, among other things, our planned divestiture of the Assets and the Oncor Merger would reduce our exposure to unregulated and merchant power operations and improve our consolidated risk profile, and that the Oncor Merger provides regulatory diversification to our overall portfolio, reducing our consolidated business risk profile. However, Moody’s noted there is high execution risk that our capital rotation plan will not be implemented in a timely or efficient matter, or at all, and that several milestones must occur over the next several years, including the successful completion of the sale of the Assets, for the successful completion of the plan, while we continue to produce key financial credit metrics that are weak relative to our current credit rating category.

The recent Moody’s and S&P actions with respect to Sempra Energy, SDG&E and SoCalGas, any downgrade of the credit ratings of Sempra Energy or any of its subsidiaries by S&P, Fitch Ratings or Moody’s, or any additional negative outlook on those credit ratings may adversely affect the market price of our Series B Mandatory Convertible Preferred Stock, common stock and our Series A Mandatory Convertible Preferred Stock, and could make it more costly for us to issue debt securities, to borrow under our credit facilities and to raise certain other types of financing. We cannot assure you that one or more credit rating agencies will not downgrade the credit ratings of us or any of our subsidiaries or that additional credit rating agencies will not place those ratings on negative outlook, either in the near term or later.

We may be unable to realize the anticipated benefits from our plan to divest certain of our assets as part of our capital rotation plan.

On June 28, 2018, we announced that our board of directors approved a plan to divest certain non-utility natural gas storage assets in the southeast U.S. and all of our U.S. wind and U.S. solar assets (collectively, the “Assets”). Any potential sale will be dependent upon a number of factors that may be beyond our control, including, but not limited to, market conditions, industry trends, consent rights or other rights granted to or held by third parties and the availability of financing to potential buyers on reasonable terms, and there can be no assurance that this plan will result in the identification or consummation of any sale or that any such sale, if completed, would be completed on terms that would result in additional value to our shareholders.

If we do not successfully manage our current capital rotation plan, or any other capital rotation plan that we may initiate in the future, any expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. In addition, on June 29, 2018, Moody’s indicated that a timely and efficient execution of the divestiture of the Assets has the potential to be credit supportive, but is subject to high execution risk. If we are unable to successfully complete the disposition of the Assets in a timely or efficient manner, this could be viewed negatively by Moody’s or other credit ratings agencies.

In addition, we expect to record impairment charges related to certain of the Assets totaling approximately $1,470 million to $1,545 million (approximately $870 million to $925 million, after tax and noncontrolling interests) in the second quarter of 2018. These charges include approximately $1,290 million to $1,320 million at Sempra LNG & Midstream (approximately $745 million to $760 million, after tax and noncontrolling interests) and approximately $180 million to $225 million at Sempra Renewables (approximately $125 million to $165 million, after tax and noncontrolling interests). These impairment charges will result primarily from adjusting the related Assets’ carrying values to estimated fair values, less costs to sell. Other than the costs to sell, which we expect to be approximately $10 million, we do not expect that any of the impairment charges will result in future cash expenditures. However, if we are unable to complete the plan of sale, or if the sale prices are lower or the costs to sell are higher than currently expected, the impairment charges recorded may differ, perhaps materially, from those currently expected. In addition, the sale of the Assets below their estimated fair values could result in losses, which could be significant.

Our business could be negatively affected as a result of actions of activist shareholders, and such activism could impact the trading value of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock.

As described under “Summary Information — Recent Developments — Elliott Associates, L.P., Elliott International, L.P. and Bluescape Resources Company LLC,” on June 11, 2018, Elliott and Bluescape, collectively holders of an approximately 4.9% economic interest in our outstanding common stock as of such date, delivered a letter and accompanying presentation to our board of directors seeking collaboration with them and management to nominate six new directors identified by Elliott and Bluescape and establish a committee of the board of directors to conduct portfolio and operational reviews of our business. Elliott and Bluescape have also proposed, among other things, that we dispose of our interests in our South American utility subsidiaries and IEnova, and that we spin-off our interest in our Cameron LNG joint venture and certain other pipeline assets.

While we strive to maintain constructive, ongoing communications with all of our shareholders, and welcome their views and opinions with the goal of enhancing value for all shareholders, activist shareholders may, from time to time, engage in proxy solicitations or advance shareholder proposals, or otherwise attempt to effect changes and assert influence on our board of directors and management. Responding to proposals by activist shareholders may, and responding to a proxy contest instituted by shareholders would, require us to incur significant legal and advisory fees, proxy solicitation expenses (in the case of a proxy contest) and administrative and associated costs and require significant time and attention by our board of directors and management, diverting their attention from the pursuit of our business strategy. Any perceived uncertainties as to our future direction and control, our ability to execute on our strategy, or changes to the composition of our board of directors or senior management team arising from proposals by activist shareholders or a proxy contest could lead to the perception of a change in the direction of our business or instability which may be exploited by our competitors, result in the loss of potential business opportunities, and make it more difficult to pursue our strategic initiatives or attract and retain qualified personnel and business partners, any of which could have an adverse effect, which may be material, on our business and operating results. We may choose to initiate, or may become subject to, litigation as a result of proposals by activist shareholders or proxy contests or matters relating thereto, which would serve as a further distraction to our board of directors and management and could require us to incur significant additional costs.

In addition, actions such as those described above could cause significant fluctuations in the trading price of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock, based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business. As an example, the price of our common stock increased by approximately 16% from $101.43 per share to $117.19 per share on June 11, 2018 after Elliott and Bluescape issued a press release announcing the submission of their letter and presentation to our board of directors. As we continue to engage in discussions with Elliott and Bluescape, the trading price of our common stock, Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock may be subject to significant fluctuations, including as a result of actions taken by activist shareholders and our responses thereto, which may be material.

Likewise, to the extent that we implement any proposals made by Elliott and Bluescape to restructure our board of directors, dispose of assets or businesses, make certain investments or expenditures or change certain aspects of our strategy, or similar proposals made by any of our shareholders or pursuant to a proxy contest, the resulting changes in our business, assets, results of operations and financial condition may be material and may have an impact, which may be material, on the market price of our common stock, our Series A Preferred Stock and Series B Mandatory Convertible Preferred Stock, and may also cause substantial volatility in the trading price of those securities.

Risks Related to the Forward Sale Agreements

The following risk factors apply to both the forward sale agreements that we plan to enter into in connection with the Concurrent Offering and the Existing Forward Sale Agreements we entered into in January 2018, and, unless otherwise expressly stated or the context otherwise requires, references in the following risk factors to the forward sale agreements and the forward purchasers include both the forward sale agreements we plan to enter into in connection with the Concurrent Offering and the forward purchasers party thereto and the Existing Forward Sale Agreements and the forward purchasers party to the Existing Forward Sale Agreements.

Settlement provisions contained in the forward sale agreements to be entered into in connection with the Common Stock Offering subject us to certain risks.

The forward purchasers under the forward sale agreements to be entered into in connection with the Common Stock Offering will have the right to accelerate the applicable forward sale agreements (or, in certain cases, the portion thereof that they determine is affected by the relevant event) and require us to physically settle the applicable forward sale agreements on a date specified by the applicable forward purchasers if:

•	they are unable to establish, maintain or unwind their hedge position with respect to the applicable forward sale agreements;

•	they determine that they are unable to, or it is commercially impracticable for them to, continue to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the applicable forward sale agreements or that, with respect to borrowing such number of shares of our common stock, they would incur a rate that is greater than the borrow cost specified in the applicable forward sale agreements, subject to a prior notice requirement;

•	we declare or pay cash dividends in an amount in excess of amounts, or at a time other than, those prescribed by the applicable forward sale agreements or declare or pay certain other types of dividends or distributions on shares of our common stock;

•	an event is announced that, if consummated, would result in an extraordinary event (including certain mergers and tender offers, our nationalization, our insolvency and the delisting of the shares of our common stock);

•	an ownership event (as such term is defined in the applicable forward sale agreements) occurs; or

•	certain other events of default, termination events or other specified events occur, including, among other things, a change in law.

The forward purchasers’ decision to exercise their right to accelerate the applicable forward sale agreements (or, in certain cases, the portion thereof that they determine is affected by the relevant event) and to require us to settle the applicable forward sale agreements will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the applicable forward sale agreements irrespective of our capital needs, which would result in dilution to our earnings per share and may adversely affect the market price of our common stock, our Series A Mandatory Convertible Preferred Stock and our Series B Mandatory Convertible Preferred Stock. In addition, we would be obligated to issue some or all of the shares offered in the Common Stock Offering pursuant to the underwriting agreement for that offering in the event that the number of shares underlying the forward sale agreements is reduced or eliminated, as described in “Description of the Forward Sale Agreements.”

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion, but which we expect to occur in one or more settlements on or prior to December 15, 2019 (for both the Existing Forward Sale Agreements and the forward sale agreements we plan to enter into in connection with the Concurrent Offering). Subject to the provisions of the forward sale agreements, delivery of our shares upon physical or net share settlement of the forward sale agreements will result in dilution to our earnings per share and may adversely affect the market price of our common stock, Series A Mandatory Convertible Preferred Stock and the Series B Mandatory Convertible Preferred Stock.

We may elect, subject to certain conditions, cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle some or all of the forward sale agreements if we have no current use for all or a portion of the net proceeds due upon physical settlement of the forward sale agreements.

If we elect to cash or net share settle all or a portion of the shares of our common stock underlying any forward sale agreements, we would expect the applicable forward purchasers or their respective affiliates to purchase the number of shares necessary, based on the number of shares with respect to which we have elected cash or net share settlement, in order to satisfy their obligation to return the shares of our common stock they had borrowed in connection with sales of our common stock in the Common Stock Offering or, in the case of the Existing Forward Sale Agreements, our January 2018 common stock offering and, if applicable in connection with net share settlement, to deliver shares of our common stock to us or taking into account shares of our common stock to be delivered by us, as applicable. If the price paid by the applicable forward purchasers or their respective affiliates to so purchase our common stock is above the applicable forward sale price at that time, we will pay or deliver, as the case may be, to the applicable forward purchasers under the applicable forward sale agreements, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the price paid by the applicable forward purchasers or their respective affiliates to so purchase our common stock is below the applicable forward sale price at that time, the applicable forward purchasers will pay or deliver, as the case may be, to us under the applicable forward sale agreements, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference.

In addition, the purchase of our common stock by forward purchasers or their respective affiliates, to unwind the forward purchasers’ hedge position, could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the applicable forward purchasers upon cash settlement or net share settlement, as the case may be, of the applicable forward sale agreements, or decreasing the amount of cash or the number of shares of our common stock that the applicable forward purchasers owe us upon cash settlement or net share settlement, as the case may be, of the applicable forward sale agreements. See “Description of the Forward Sale Agreements” for information on the forward sale agreements we plan to enter into in connection with the Concurrent Offering.

In case of our bankruptcy or insolvency, the forward sale agreements will automatically terminate, and we would not receive the expected proceeds from the sale of our common stock.

If we file for or a regulatory authority with jurisdiction over us institutes, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, and we consent to such a petition, the forward sale agreements will automatically terminate. If the forward sale agreements so terminate, we would not be obligated to deliver to the applicable forward purchasers any shares of our common stock not previously delivered, and the forward purchasers would be discharged from their obligation to pay the relevant forward sale price per share in respect of any shares of common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which the forward sale agreements have not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those shares of common stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discount but before deducting estimated offering expenses payable by us, will be approximately $                 million (or approximately $                 million if the underwriters exercise their over-allotment option to purchase additional shares of our Series B Mandatory Convertible Preferred Stock in full).

We intend to use net proceeds from this offering and, if applicable, upon any exercise by the underwriters of their option to purchase additional shares of Series B Mandatory Convertible Preferred Stock and, if completed, the Concurrent Offering to repay commercial paper, to fund working capital and for other general corporate purposes. However, this offering is not contingent on the completion of the Concurrent Offering and the Concurrent Offering is not contingent on the completion of this offering, and there can be no assurance that the Concurrent Offering will be consummated on the terms described herein or at all. We issued approximately $2.6 billion of commercial paper in February 2018 and March 2018 (the “Oncor Merger Commercial Paper”) to fund a portion of the Oncor Merger Consideration. As of July 6, 2018, we had approximately $2.9 billion of commercial paper outstanding, bearing interest at rates up to 2.8% per annum and maturing at various dates in July, August and September 2018, consisting of roll-overs of the Oncor Merger Commercial Paper together with some newly issued commercial paper. We intend to repay a portion of such outstanding commercial paper with the net proceeds from this offering. In addition, depending upon when we receive the net proceeds from the Concurrent Offering, if completed, such net proceeds from the Concurrent Offering, if any, will be used to repay a portion of the currently outstanding roll-overs of the Oncor Merger Commercial Paper or a portion of further roll-overs of the Oncor Merger Commercial Paper.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including bank deposits and certificates of deposit with financial institutions that have investment-grade ratings, U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

As described above, proceeds from this offering will be used to repay outstanding commercial paper. One or more of the underwriters participating in this offering and/or their affiliates may hold positions in our commercial paper, one or more of the underwriters act as dealers under our commercial paper programs, and affiliates of certain underwriters are lenders under our credit facilities. To the extent that any net proceeds we receive from the sale of the Series B Mandatory Convertible Preferred Stock in this offering are applied to repay any of our outstanding indebtedness (including commercial paper and bank loans) held by any of the underwriters or their affiliates, they will receive proceeds from this offering through the repayment of that indebtedness. If the amount of such proceeds so received by any underwriter or its affiliates is more than 5% of the net proceeds of this offering, such underwriter would be deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, such underwriter would not be permitted to make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” for additional information.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2018:

•	on an actual basis;

•	as adjusted to give effect to the issuance and sale of our Series B Mandatory Convertible Preferred Stock in this offering (but not the use of proceeds therefrom); and

•	as further adjusted to also give effect to the issuance and sale of our common stock to the forward purchasers under the forward sale agreements that we plan to enter into in connection with the Concurrent Offering, assuming full physical settlement of the forward sale agreements as of March 31, 2018 (but not the use of proceeds therefrom).

The following information is based on the assumptions described below and does not purport to reflect the actual amounts of proceeds we will receive from this offering or the settlement of the forward sale agreements we plan to enter into in connection with the Concurrent Offering or what our actual consolidated cash and cash equivalents or capitalization will be upon completion of those transactions. Moreover, because the closing of this offering is not contingent on the completion of the Concurrent Offering, you should not assume that the Concurrent Offering, as reflected in the applicable column below, will take place. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Actual	As Adjusted for this Offering	As Further Adjusted for the Forward Sale Settlement
		(dollars in millions)
Cash and cash equivalents	$239	$731	$1,815

Debt:
Short-term debt (includes current portion of long-term debt)	$5,536	$5,536	$5,536
Long-term debt (excluding current portion)	$20,863	$20,863	$20,863

Total debt	$26,399	$26,399	$26,399

Equity:
Preferred stock (50 million shares authorized; 17.25 million shares of Series A Mandatory Convertible Preferred Stock and no shares of Series B Mandatory Convertible Preferred Stock outstanding, actual; 17.25 million shares of Series A Mandatory Convertible Preferred Stock and 5 million shares of Series B Mandatory Convertible Preferred Stock outstanding, as adjusted for this offering and as further adjusted for the full physical settlement of the forward sale agreements)	$1,693	$2,185	$2,185
Common stock (750 million shares authorized; 263.9 million shares outstanding, actual and as adjusted for this offering; 273.3 million shares outstanding as further adjusted for the full physical settlement of the forward sale agreements)	$4,436	$4,436	$5,520
Retained earnings	$10,260	$10,260	$10,260
Accumulated other comprehensive loss	$(545)	$(545)	$(545)

Total Sempra Energy shareholders’ equity	$15,844	$16,336	$17,420
Preferred stock of subsidiary	$20	$20	$20
Other noncontrolling interests	$2,441	$2,441	$2,441

Total equity	$18,305	$18,797	$19,881

Total capitalization	$44,704	$45,196	$46,280

The information in the foregoing table does not reflect our issuance of 4,783,068 shares of our common stock on June 13, 2018 to settle a portion of the Existing Forward Sale Agreements (as described below), our issuance of 2,868,603 shares of our common stock on June 27, 2018 to settle a portion of the Existing Forward Sale Agreements, $400 million aggregate principal amount of first mortgage bonds issued by our subsidiary San Diego Gas & Electric Company in May 2018 or $400 million aggregate principal amount of first mortgage bonds issued by our subsidiary Southern California Gas Company in May 2018. For information on shares of our common stock that we may issue or may be required to issue in the future, see “Summary Information — The Offering — Shares Outstanding Following the Offerings.”

The information in the foregoing table is based on the number of shares of our common stock outstanding as of March 31, 2018 with certain exclusions as described below, and assumes that we receive proceeds of $500.0 million from the sale of shares of our Series B Mandatory Convertible Preferred Stock and $1.1 billion of proceeds from the sale of common stock pursuant to the forward sale agreements we plan to enter into in connection with the Concurrent Offering (in each case before deducting fees, expenses and discounts and assuming full physical settlement of the forward sale agreements). A $100.0 million increase (decrease) in the assumed proceeds from the sale of shares of our Series B Mandatory Convertible Preferred Stock would increase (decrease) the amounts (other than amounts appearing in the “Actual” column) of cash and cash equivalents, preferred stock, total Sempra Energy shareholders’ equity, total equity and total capitalization in the above table by approximately $98.6 million. The number of shares of our outstanding preferred stock as adjusted for this offering and as further adjusted for the forward sale settlement appearing in the foregoing table assumes that we will receive total proceeds of $500.0 million from the sale of shares of our Series B Mandatory Convertible Preferred Stock in this offering and that the public offering price will be $100.00 per share of Series B Mandatory Convertible Preferred Stock. A $100.0 million increase (decrease) in the assumed total proceeds we receive from the sale of shares of our Series B Mandatory Convertible Preferred Stock would increase (decrease) the number of shares of our preferred stock to be outstanding as adjusted for this offering and as further adjusted for the forward sale settlement by 1.0 million shares, assuming no change in the assumed public offering price per share of Series B Mandatory Convertible Preferred Stock.

As described above, the information in the foregoing table assumes that we receive proceeds of $1.1 billion from the sale of common stock pursuant to the forward sale agreements we plan to enter into in connection with the Concurrent Offering (before deducting expenses and discounts). A $100.0 million increase (decrease) in the assumed proceeds from the sale of shares of our common stock to the forward purchasers pursuant to the forward sale agreements we plan to enter into in connection with the Concurrent Offering would increase (decrease) the amounts in the “As Further Adjusted for the Forward Sale Settlement” column of cash and cash equivalents, common stock, total Sempra Energy shareholders’ equity, total equity and total capitalization in the above table by approximately $98.6 million. The number of outstanding shares of our common stock as further adjusted for the full physical settlement of the forward sale agreements appearing in the table above assumes that we will receive total proceeds of $1.1 billion from the sale of shares of our common stock pursuant to the forward sale agreements and that the forward sale price will be $117.78 per share of our common stock, which is equal to the last reported sale price of our common stock on the NYSE appearing on the cover page of this prospectus supplement (before deducting discounts and expenses). A $100.0 million increase (decrease) in the assumed total proceeds we receive from the sale of shares of our common stock pursuant to the forward sale agreements would increase (decrease) the number of shares of common stock to be outstanding as further adjusted for the full physical settlement of the forward sale agreements by approximately 849,041 shares, assuming no change in the assumed forward sale price per share. A $1.00 increase (decrease) in the assumed forward sale price per share of our common stock would result in an approximately 78,628 share decrease or an approximately 79,975 share increase, respectively, in the number of shares to be outstanding as further adjusted for the full physical settlement of the forward sale agreements, assuming no change in the assumed total proceeds we receive from the sale of shares pursuant to the forward sale agreements.

The assumed amount of net proceeds from sales of our common stock under the forward sale agreements assumes full physical settlement of the forward sale agreements and that settlement under the forward sale agreements occurs concurrently with the closing of the Concurrent Offering. However, we expect to settle the forward sale agreements in one or more settlements on or prior to December 15, 2019. In addition, although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements. If we elect to cash settle the forward sale agreements, we would expect to receive an amount of proceeds that is significantly lower than the amount reflected in the foregoing table, and we may not receive any proceeds (or may owe cash, which could be a significant amount, to the forward purchasers). If we elect to net share settle the forward sale agreements in full, we would not receive any cash proceeds from the forward purchasers (and we may be required to deliver shares of our common stock to the forward purchasers, and the number of those shares could be significant). In addition, the forward sale price is subject to adjustment pursuant to the forward sale agreements and the actual proceeds are subject to settlement of the forward sale agreements. The forward sale agreements are also subject to acceleration by the forward purchasers upon the occurrence of certain events.

The actual number of shares of our common stock and the number of shares of our common stock as further adjusted for the full physical settlement of the forward sale agreements we plan to enter into in connection with the Concurrent Offering set forth in the line item captioned “Common stock” in the foregoing table are based on 263,946,124 shares of our common stock outstanding as of March 31, 2018 and are based on various assumptions (including those discussed above) and exclusions. For additional information, see “Summary — The Offering — Shares Outstanding Following the Offerings.” In that regard, the number of shares of our common stock as further adjusted for the forward sale settlement, as set forth in the line item captioned “Common Stock” in the foregoing table, assumes full physical settlement of the forward sale agreements and is based on the assumed number of shares that we will be obligated to issue upon settlement of the forward sale agreements (unless we elect, subject to certain conditions, to cash settle or net share settle), calculated as described in the second preceding paragraph. The actual number of shares that we will be obligated to issue (subject to such rights) under the forward sale agreements will be equal to the number of shares of common stock sold by the forward sellers in the Concurrent Offering.

The information contained in the table above assumes that the over-allotment option we have granted to the underwriters in this offering to purchase additional shares of our Series B Mandatory Convertible Preferred Stock and the over-allotment option we have granted to the underwriters in the Concurrent Offering to purchase additional shares of our common stock directly from us are not exercised.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “SRE.” The following table sets forth the high and low sale prices, as reported in the consolidated transaction reporting system. As of July 6, 2018, there were 271,855,639 shares of our common stock outstanding.

Calendar Year:	High	Low	Dividends Declared Per Share of Common Stock
2016:
First Quarter	$104.70	$86.72	$0.755
Second Quarter	114.03	100.40	0.755
Third Quarter	114.66	102.15	0.755
Fourth Quarter	109.42	92.95	0.755

2017:
First Quarter	$113.15	$99.71	$0.8225
Second Quarter	117.97	107.86	0.8225
Third Quarter	120.17	110.35	0.8225
Fourth Quarter	122.98	105.03	0.8225

2018:
First Quarter	$113.54	$100.63	$0.8950
Second Quarter	119.78	100.49	0.8950
Third Quarter (through July 6, 2018)	118.18	114.63	—

On July 6, 2018, the last reported sale price of our common stock on the NYSE was $117.78. As of July 6, 2018, there were approximately 26,121 holders of record of our common stock.

On June 20, 2018, our board of directors declared a dividend of $0.8950 per share of our common stock payable on July 15, 2018 to shareholders of record as of the close of business on July 2, 2018.

We have historically paid dividends on our common stock on the 15th day of January, April, July and October; however, the declaration, amount, timing and payment of any future dividends on our common stock, Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock are subject to the determination and approval of our board of directors based on then-current or anticipated future conditions including our results of operations, capital requirements, financial condition, legal requirements or other factors deemed relevant by our board of directors. See “Risk Factors — Risks Related to the Series B Mandatory Convertible Preferred Stock and Common Stock — We may be unable to, or may choose not to, continue to pay dividends on our Series B Mandatory Convertible Preferred Stock or our common stock or Series A Mandatory Convertible Preferred Stock at current or planned rates or at all.”

DESCRIPTION OF SERIES B MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a description of certain provisions of our     % Mandatory Convertible Preferred Stock, Series B, which we refer to as our “Series B Mandatory Convertible Preferred Stock.” A copy of the certificate of determination setting forth the terms of the Series B Mandatory Convertible Preferred Stock, which we refer to as the “Series B Certificate of Determination,” as well as our Amended and Restated Articles of Incorporation, as heretofore amended, which we refer to as our “Charter,” is available upon request from us at the address set forth in the section of the accompanying prospectus entitled “Where You Can Find More Information.” This summary of the terms of the Series B Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Charter and the Series B Certificate of Determination.

As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Sempra Energy,” “the Company,” “us,” “we” or “our” refer to Sempra Energy and not any of its subsidiaries or affiliates.

General

Under our Charter, our board of directors is authorized, without further shareholder action, to issue up to 50,000,000 shares of preferred stock in one or more series by filing a certificate of determination with the Secretary of State of the State of California. Such certificate of determination may set forth the designations, privileges, preferences and rights of the shares of each such series of preferred stock and the restrictions thereof, including the dividend rate, the amount payable in the event of our voluntary or involuntary liquidation, winding-up or dissolution, the terms and conditions, if any, of conversion and the voting rights. As of the date of this prospectus supplement, 17,250,000 shares of our Series A Mandatory Convertible Preferred Stock and no shares of our Series B Mandatory Convertible Preferred Stock are outstanding. At the consummation of this offering, we will issue                  shares of the Series B Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to                  additional shares of the Series B Mandatory Convertible Preferred Stock as described under “Underwriting (Conflicts of Interest).”

When issued, the Series B Mandatory Convertible Preferred Stock and any common stock issued upon the conversion of the Series B Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Series B Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class. American Stock Transfer & Trust Company, LLC serves as the transfer agent and registrar of our common stock and will serve as transfer agent, registrar and conversion and dividend disbursing agent for the Series B Mandatory Convertible Preferred Stock.

Ranking

The Series B Mandatory Convertible Preferred Stock, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, will rank:

•	senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Series B Mandatory Convertible Preferred Stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (in this section, we refer to our common stock and all such other classes or series of capital stock, collectively, as “junior stock”);

•

on parity with our Series A Mandatory Convertible Preferred Stock and each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Series B Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Series B Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively, in this section, as “senior stock”);

•	junior to our existing and future indebtedness and other liabilities; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.

Dividends

Subject to the rights of holders of any class or series of our capital stock ranking senior to the Series B Mandatory Convertible Preferred Stock with respect to dividends, holders of the Series B Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of         % of the liquidation preference of $100.00 per share of the Series B Mandatory Convertible Preferred Stock (equivalent to $                 per annum per share), payable in cash, by delivery of shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “— Method of Payment of Dividends” below. Declared dividends on the Series B Mandatory Convertible Preferred Stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2018, to, and including, July 15, 2021 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Series B Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record of the Series B Mandatory Convertible Preferred Stock as they appear on our stock register at the close of business on the immediately preceding January 1, April 1, July 1 and October 1 (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of the Series B Mandatory Convertible Preferred Stock and will end on, and exclude, the October 15, 2018 dividend payment date. The amount of dividends payable on each share of the Series B Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Series B Mandatory Convertible Preferred Stock for any period other than a full dividend period will be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Series B Mandatory Convertible Preferred Stock for the first dividend period, assuming the initial issue date is                 , 2018 will be $                 per share and will be payable, when, as and if declared, on October 15, 2018 to the holders of record thereof at the close of business on October 1, 2018. The dividend on the Series B Mandatory Convertible Preferred Stock for each subsequent dividend period, when, as and if declared, will be $                 per share. Accumulations of dividends on shares of the Series B Mandatory Convertible Preferred Stock will not bear interest.

No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Series B Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Series B Mandatory Convertible Preferred Stock.

Except as described above, dividends on shares of Series B Mandatory Convertible Preferred Stock converted to common stock will cease to accumulate, and all other rights of holders of the Series B Mandatory Convertible Preferred Stock will terminate, from and after the mandatory conversion date, the fundamental change conversion date or the early conversion date (each, as defined below), as applicable.

Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including the Series B Mandatory Convertible Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable California law. See “Risk Factors — Risks Related to the Series B Mandatory Convertible Preferred Stock and Common Stock — We may be unable to, or may choose not to, continue to pay dividends on our Series B Mandatory Convertible Preferred Stock or our common stock or Series A Mandatory Convertible Preferred Stock at current or planned rates or at all.”

So long as any share of Series B Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of junior stock, and no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends, on all outstanding shares of Series B Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other junior stock, together with cash in lieu of any fractional share, (ii) purchases, redemptions or other acquisitions of common stock or other junior stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) purchases to offset the share dilution amount pursuant to a publicly announced repurchase plan, provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount, (y) the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into shares of common stock or other junior stock; (iv) any dividends or distributions of rights or common stock or other junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) purchases of common stock or other junior stock pursuant to a contractually binding requirement to buy common stock or other junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (vi) the deemed purchase or acquisition of fractional interests in shares of our common stock or other junior stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vii) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (viii) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and the payment of cash in lieu of fractional shares. The phrase “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States of America and as measured from the initial issue date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on shares of the Series B Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any dividend payment date, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the shares of Series B Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Series B Mandatory Convertible Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series B Mandatory Convertible Preferred Stock and such parity stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Series B Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Series B Mandatory Convertible Preferred Stock (whether for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in “— Mandatory Conversion” and “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	by delivery of any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the shares of Series B Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Series B Mandatory Convertible Preferred Stock notice of any such election and the portions of such payment that will be made in cash and in shares of our common stock no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend; provided, however, that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares will be valued for such purpose at 97% of the average VWAP (as defined below) per share of our common stock over the five consecutive trading day (as defined below) period beginning on, and including, the sixth scheduled trading day (as defined below) prior to the applicable dividend payment date (such average, the “average price”).

No fractional shares of our common stock will be delivered to the holders of the Series B Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead, to the extent we are legally permitted to do so, pay a cash amount to each holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the average price with respect to such dividend.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of, or for resales of, shares of our common stock issued as payment of a dividend on the shares of Series

B Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of ours for purposes of the Securities Act of 1933, as amended, and the rules and regulations thereunder. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the NYSE (or if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock to be delivered per share of the Series B Mandatory Convertible Preferred Stock in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment per share of the Series B Mandatory Convertible Preferred Stock divided by the floor price (as defined below). The “floor price” means $                 (which is approximately 35% of the initial price (as defined below) in effect at the time the Series B Mandatory Convertible Preferred Stock is initially issued), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “— Anti-Dilution Adjustments.” To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such dividend and (y) 97% of the average price applicable to such dividend, we will, if we are legally able to do so, pay such excess amount in cash.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Series B Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $100.00 per share of the Series B Mandatory Convertible Preferred Stock (the “Series B liquidation preference”), plus an amount (the “Series B liquidation dividend amount”) equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the liquidation preference plus the liquidation dividend amount on the shares of Series B Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding-up or dissolution) on, all other parity stock are not paid in full, the holders of the Series B Mandatory Convertible Preferred Stock and all holders of any such other parity stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment to any holder of Series B Mandatory Convertible Preferred Stock of the full amount of the liquidation preference and the liquidation dividend amount for such holder’s shares of Series B Mandatory Convertible Preferred Stock, such holder of the Series B Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets. See “— General” and “Risk Factors — Risks Related to the Series B Mandatory Convertible Preferred Stock and Common Stock — The Series B Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities.”

Neither the sale, lease or exchange of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

Our Charter, including the Series B Certificate of Determination for the Series B Mandatory Convertible Preferred Stock, does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Mandatory Convertible Preferred Stock.

Voting Rights

The holders of the Series B Mandatory Convertible Preferred Stock will not have any voting rights, except as described below and as specifically required by California law from time to time.

Whenever dividends on any shares of the Series B Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (as used in this section, a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of the Series B Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of shareholders, if any, to fill such newly created directorships by electing two additional directors (the “preferred stock directors”); provided, however, that the election of any such directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors; and provided, further, that our board of directors shall, at no time, include more than two preferred stock directors. In the event of a nonpayment, the holders of record of at least 25% of the shares of the Series B Mandatory Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of shareholders be called to elect such preferred stock directors (provided, however, that if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred stock directors, to the extent otherwise permitted by our bylaws, will, instead, be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred stock directors will stand for reelection annually, and at each subsequent annual meeting of the shareholders, so long as the holders of the Series B Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Series B Mandatory Convertible Preferred Stock are entitled to elect preferred stock directors, the holders of record of a majority of the then outstanding shares of the Series B Mandatory Convertible Preferred Stock and all other series of voting preferred stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Series B Mandatory Convertible Preferred Stock and other voting preferred stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred stock directors.

As used in this section, “voting preferred stock” means any series of our preferred stock, other than the Series B Mandatory Convertible Preferred Stock, ranking equally with the Series B Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Series B Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series B Mandatory Convertible Preferred Stock and such other voting preferred stock voted. Our Series A Mandatory Convertible Preferred Stock will constitute voting preferred stock so long as the right of holders of our Series A Mandatory Convertible Preferred Stock to vote in the election of preferred stock directors is exercisable. For the avoidance of any doubt, holders of any voting preferred stock, including any outstanding Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock, will collectively have the right, but only under the circumstances described above, to collectively elect no more than two preferred stock directors.

If and when all accumulated and unpaid dividends on the Series B Mandatory Convertible Preferred Stock have been paid in full (as used in this section, a “nonpayment remedy”), the holders of the Series B Mandatory

Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Series B Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Series B Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election of preferred stock directors after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Series B Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided, however, that the filling of each vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

So long as any shares of the Series B Mandatory Convertible Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series B Mandatory Convertible Preferred Stock and all other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or by vote at an annual or special meeting of such shareholders:

(1)	amend or alter the provisions of our Charter or the Series B Certificate of Determination for the Series B Mandatory Convertible Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of senior stock; or

(2)	amend, alter or repeal any provision of our Charter or the Series B Certificate of Determination for the Series B Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Series B Mandatory Convertible Preferred Stock; or

(3)	consummate a binding share exchange or reclassification involving the shares of the Series B Mandatory Convertible Preferred Stock, or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Series B Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Series B Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Series B Mandatory Convertible Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Series B Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of our preferred stock, (2) any increase in the amount of our authorized Series B Mandatory Convertible Preferred Stock or the issuance of any additional shares of the Series B Mandatory Convertible Preferred Stock or (3) the authorization or creation of any class or series of parity or junior stock, any increase in the amount of authorized but unissued shares of such class or series of parity or junior stock or the issuance of any shares of such class or series of parity or junior stock will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Series B Mandatory Convertible Preferred Stock and shall not require the affirmative vote of holders of the Series B Mandatory Convertible Preferred Stock. Our Charter and California law permits us, without the approval of any of our shareholders (including any holders of the Series B Mandatory Convertible Preferred Stock), to establish and issue a new series of preferred stock ranking equal with or junior to the Series B Mandatory Convertible Preferred Stock, which may dilute the voting and other interests of holders of the Series B Mandatory Convertible Preferred Stock. See “Description of Capital Stock — Preferred Stock” in the accompanying prospectus.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock, then only the series of voting preferred stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.

Without the consent of the holders of the Series B Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Series B Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, we may amend, alter, supplement or repeal any terms of the Series B Mandatory Convertible Preferred Stock for the following purposes:

•	to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Series B Certificate of Determination establishing the terms of the Series B Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Series B Certificate of Determination;

•	to make any provision with respect to matters or questions relating to the Series B Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Charter or the Series B Certificate of Determination establishing the terms of the Series B Mandatory Convertible Preferred Stock; or

•	to waive any of our rights with respect thereto.

In addition, without the consent of the holders of the Series B Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series B Mandatory Convertible Preferred Stock in order to conform the terms thereof to the description of the terms of the Series B Mandatory Convertible Preferred Stock set forth under “Description of Series B Mandatory Convertible Preferred Stock” in this preliminary prospectus supplement relating to this offering, as supplemented by any related pricing term sheet.

Mandatory Conversion

Each share of the Series B Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of our common stock equal to the conversion rate described below. If we declare a dividend on the Series B Mandatory Convertible Preferred Stock for the dividend period ending on July 15, 2021, we will pay such dividend to the holders of record as of the close of business on the immediately preceding record date, as described above under “— Dividends.” If, on or prior to July 1, 2021 we have not declared all or any portion of the accumulated dividends on the Series B Mandatory Convertible Preferred Stock, the conversion rate will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Series B Mandatory Convertible Preferred Stock (the “additional conversion amount”) divided by the greater of the floor price and 97% of the average price. To the extent that the additional conversion amount per share of Series B Mandatory Convertible Preferred Stock exceeds the product of such number of additional shares and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata per share to the holders of the Series B Mandatory Convertible Preferred Stock.

The “conversion rate,” which is the number of shares of our common stock issuable upon conversion of each share of the Series B Mandatory Convertible Preferred Stock on the mandatory conversion date, will, subject to adjustment as described above for any additional conversion amount or as described in “— Anti-Dilution Adjustments” below, be as follows:

•	if the applicable market value (as defined below) of our common stock is greater than $ (the “threshold appreciation price,” which represents an approximately % appreciation over the initial price, and which is subject to adjustment as described below under the caption “— Anti-Dilution Adjustments”), then the conversion rate will be shares of our common stock per share of the Series B Mandatory Convertible Preferred Stock (the “minimum conversion rate,” subject to adjustment as described below under the caption “— Anti-Dilution Adjustments”), which is approximately equal to $100.00 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than or equal to the threshold appreciation price but greater than or equal to $ (the “initial price,” which equals the per share public offering price of our common stock in our concurrent Common Stock Offering, and which is subject to adjustment as described below under the caption “— Anti-Dilution Adjustments”), then the conversion rate will be equal to $100.00 divided by the applicable market value of our common stock, which will be between and shares of our common stock per share of the Series B Mandatory Convertible Preferred Stock; or

•	if the applicable market value of our common stock is less than the initial price, then the conversion rate will be shares of our common stock per share of the Series B Mandatory Convertible Preferred Stock (the “maximum conversion rate,” subject to adjustment as described below under the caption “— Anti-Dilution Adjustments”), which is approximately equal to $100.00 divided by the initial price. For the avoidance of doubt, the conversion rate per share of the Series B Mandatory Convertible Preferred Stock will in no event exceed the maximum conversion rate, subject to adjustment as described under “— Anti-Dilution Adjustments” below and exclusive of any amounts owing in respect of accrued and unpaid dividends paid at our election in shares of common stock.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under “— Anti-Dilution Adjustments” below.

Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Series B Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of the Series B Mandatory Convertible Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described above for any additional conversion amount or as described below in “— Anti-Dilution Adjustments” and that dividends on the Series B Mandatory Convertible Preferred Stock will be paid in cash and not in additional shares of our common stock. The actual applicable market value of our common stock may differ from those set forth in the table below. Given an initial price of $                 and a threshold appreciation price of $                , a holder of the Series B Mandatory Convertible Preferred Stock would receive on the mandatory conversion date the number of shares of our common stock per share of the Series B Mandatory Convertible Preferred Stock set forth below, subject to the provisions described below with respect to any fractional share of our common stock:

Applicable market value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Conversion value (applicable market value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Series B Mandatory Convertible Preferred Stock will be greater than the $100.00 liquidation preference of a share of the Series B Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Series B Mandatory Convertible Preferred Stock will be equal to the $100.00 liquidation preference of a share of the Series B Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Series B Mandatory Convertible Preferred Stock will be less than the $100.00 liquidation preference of a share of the Series B Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the settlement period (as defined below).

The term “close of business” means 5:00 p.m., New York City time.

“Mandatory conversion date” means the second business day immediately following the last trading day of the settlement period. The mandatory conversion date is expected to be July 15, 2021.

The term “open of business” means 9:00 a.m., New York City time.

“Settlement period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding July 15, 2021.

A “trading day” is a day on which our common stock:

•	is not suspended from trading, and on which trading in our common stock is not limited, on the NYSE (or, if our common stock is not then listed on the NYSE, on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded) (the “applicable market”), during any period or periods aggregating one half-hour or longer; and

•	has traded at least once on the applicable market;

provided, however, that if our common stock is not traded on any such exchange, association or market, “trading day” means any business day.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “SRE <EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for this offering. The “average VWAP” means the average of the VWAPs for each trading day in the relevant period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below under “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), holders of the Series B Mandatory Convertible Preferred Stock will have the option to convert their Series B Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Series B Mandatory Convertible Preferred Stock), at any time prior to July 15, 2021, into shares of our common stock at the minimum conversion rate of                  shares of our common stock per share of the Series B Mandatory Convertible Preferred Stock, subject to adjustment as described under “— Anti-Dilution Adjustments” below.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Series B Mandatory Convertible Preferred Stock (the “early conversion additional amount”) for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period (the “early conversion settlement period”) commencing on, and including, the 21st scheduled trading day immediately preceding the early conversion date (the “early conversion average price”). Notwithstanding the last sentence under “— Method of Payment of Dividends” above, to the extent that the early conversion additional amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described above, upon any optional conversion of any Series B Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Series B Mandatory

Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares of the Series B Mandatory Convertible Preferred Stock as of such record date, as described in the section above entitled “— Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount

General

If a “fundamental change” (as defined below) occurs on or prior to July 15, 2021, holders of the Series B Mandatory Convertible Preferred Stock will have the right to:

(i)	convert their shares of Series B Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Series B Mandatory Convertible Preferred Stock), into a number of shares of common stock equal to the fundamental change conversion rate per share of Series B Mandatory Convertible Preferred Stock described below;

(ii)	with respect to such converted shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the accumulated dividend amount (as defined below) payable in cash or shares of our common stock,

subject, in the case of clauses (ii) and (iii), to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the effective date of a fundamental change falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record at the close of business on the immediately preceding record date, as described in “— Dividends,” and the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.

To exercise this right, holders must submit their Series B Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined below) and ending at the close of business on the date that is 20 calendar days after the effective date (or, if earlier, July 15, 2021) at the conversion rate specified in the table below (the “fundamental change conversion rate”). Holders of the Series B Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their Series B Mandatory Convertible Preferred Stock at the relevant fundamental change conversion rate or to receive the relevant fundamental change dividend make-whole amount or the relevant accumulated dividend amount.

We will notify holders of the effective date of a fundamental change no later than the second business day following such effective date. If we notify holders of a fundamental change later than the second business day following the effective date, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, such effective date to, but excluding, the date of the notice; provided, however, that the fundamental change conversion period will not be extended beyond July 15, 2021.

A “fundamental change” will be deemed to have occurred, at such time after the initial issue date of the Series B Mandatory Convertible Preferred Stock, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which (excluding cash payments for fractional shares or pursuant to appraisal rights) is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors or we otherwise become aware of such beneficial ownership; or (iii) our common stock ceasing to be listed for trading on the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or another U.S. national securities exchange. For the purposes of this definition of “fundamental change,” any transaction or event that constitutes a fundamental change under both clause (i) and clause (ii) above will be deemed to constitute a fundamental change solely under clause (i) of this definition of “fundamental change.”

Fundamental Change Conversion Rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change (the “effective date”) and the price (the “share price”) paid or deemed paid per share of our common stock therein. If the holders of our common stock receive only cash in the fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average VWAP per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

The share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Series B Mandatory Convertible Preferred Stock are adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth in “— Anti-Dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of the Series B Mandatory Convertible Preferred Stock for each share price and effective date set forth below.

Share price
Effective date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2018
July 15, 2019
July 15, 2020
July 15, 2021

The exact share price and effective date may not be set forth in the table, in which case:

•	if the share price is between two share price amounts on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower share price amounts and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•	if the share price is in excess of $ per share (subject to adjustment in the same manner as the share prices set forth in the first row of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and

•	if the share price is less than $ per share (subject to adjustment as described above), then the fundamental change conversion rate will be the maximum conversion rate.

Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount

For any shares of the Series B Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, in addition to the common stock issued upon conversion at the fundamental change conversion rate, we will, at our option:

(a)	pay you in cash, to the extent we are legally permitted to do so, an amount equal to the present value, calculated using a discount rate of % per annum, of all scheduled dividend payments (excluding any accumulated dividend amount, and subject to the second sentence under “— General ” above) on the Series B Mandatory Convertible Preferred Stock for all remaining dividend periods (including any partial dividend period) from, and including, the effective date of the applicable fundamental change to, but excluding, the mandatory conversion date (the “fundamental change dividend make-whole amount”);

(b)	increase the number of shares of our common stock to be issued upon conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the share price; or

(c)	pay the fundamental change dividend make-whole amount through any combination of cash and shares of our common stock in accordance with the provisions of clauses (a) and (b) above.

As used herein, the term “accumulated dividend amount” means, with respect to any fundamental change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, as of the effective date of the relevant fundamental change, for all dividend periods prior to such effective date, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding such effective date to, but excluding, such effective date. For the avoidance of doubt, (i) if the effective date of a fundamental change falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record at the close of business on the immediately preceding record date, as described in “— Dividends,” and the accumulated dividend amount will not include the amount of such dividend; and (ii) any undeclared, accumulated and unpaid dividends, if any, as of the effective date of the relevant fundamental change will be part of the accumulated dividend amount.

The accumulated dividend amount will be payable at our option:

•	in cash, to the extent we are legally permitted to do so;

•	in an additional number of shares of our common stock equal to (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the share price; or

•	in a combination of cash and shares of our common stock in accordance with the provisions of the preceding two bullets.

We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in our common stock. In addition, if we elect to deliver common stock in respect of all or any portion of the fundamental change dividend make-whole amount or the accumulated dividend amount, to the extent that the portion of the fundamental change dividend make-whole amount or the accumulated dividend amount paid in common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the share price, we will, if we are legally able to do so, pay such excess amount in cash. Any such payment in cash may not be permitted by our then existing debt instruments, including any restricted payments covenants.

No fractional shares of our common stock will be delivered to converting holders of the Series B Mandatory Convertible Preferred Stock in respect of the fundamental change dividend make-whole amount or the accumulated dividend amount. We will instead pay a cash amount to each converting holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the sixth scheduled trading day immediately preceding the conversion date.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

•	the accumulated dividend amount as of the effective date of the fundamental change and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable.

Our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash, our common stock or any combination thereof) could possibly be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding shares of Series B Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Series B Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the mandatory conversion date. Except as provided in “— Anti-Dilution Adjustments,” prior to the close of business on the mandatory conversion date, the common stock issuable upon conversion of the Series B Mandatory Convertible Preferred Stock will not be outstanding for any purpose and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series B Mandatory Convertible Preferred Stock.

Upon Early Conversion

If you elect to convert the Series B Mandatory Convertible Preferred Stock prior to the mandatory conversion date, in the manner described in “— Conversion at the Option of the Holder” or “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” you must observe the following conversion procedures:

If shares of the Series B Mandatory Convertible Preferred Stock are in global form, to convert the Series B Mandatory Convertible Preferred Stock you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If shares of the Series B Mandatory Convertible Preferred Stock are held in certificated form, you must comply with certain procedures set forth in the Series B Certificate of Determination for the Series B Mandatory Convertible Preferred Stock. In either case, if required, you must pay all transfer or similar taxes or duties, if any.

The conversion date will be the date on which you have satisfied the foregoing requirements. You will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Common stock will be issued and delivered to the converting holder, or, if the Series B Mandatory Convertible Preferred Stock being converted is in global form, the shares of common stock issuable upon conversion shall be delivered through the facilities of DTC, in each case together with delivery by us to the converting holder of any cash to which the converting holder is entitled, only after all applicable taxes and duties, if any, payable by you have been paid in full, and such shares and cash will be delivered on the latest of (i) the second business day immediately succeeding the conversion date, (ii) if applicable, the second business day immediately succeeding the last day of the early conversion settlement period and (iii) the business day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series B Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of any shares of the Series B Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose, and you will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers for the common stock and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series B Mandatory Convertible Preferred Stock.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Series B Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Series B Mandatory Convertible Preferred Stock that are converted, cash will be paid in an amount (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP of our common stock over the five consecutive trading day period beginning on, and including, the sixth scheduled trading day immediately preceding the applicable conversion date. If the conversion date occurs on or prior to the last trading day of such five consecutive trading day period, the cash payment shall be deferred until the second business day immediately following the last trading day of such five consecutive trading day period.

Subject to any applicable rules and procedures of DTC, if more than one share of the Series B Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Mandatory Convertible Preferred Stock so surrendered.

Anti-Dilution Adjustments

Each fixed conversion rate will be adjusted only under the following enumerated circumstances:

(1)	We issue shares of common stock to all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at the close of business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of shares of our common stock outstanding at the close of business on the date fixed for such determination, without giving effect to such dividend, distribution, stock split or stock combination; and

•	the denominator of which is the sum of the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (1) will become effective immediately after the close of business on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding at the close of business on the date fixed for such determination shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.

(2)	We issue to all holders of shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans or pursuant to a rights plan) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of our common stock at a price per share less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at the close of business on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•	the numerator of which is the sum of (x) the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights or warrants; and

•	the denominator of which is the sum of (x) the number of shares of our common stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of our common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common stock.

Any adjustment made pursuant to this clause (2) will become effective immediately after the close of business on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding). For the purposes of this clause (2), the number of shares of our common stock at the time outstanding shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not issue any such rights or warrants in respect of shares of our common stock that we hold in treasury.

(3)	We subdivide or combine our common stock, in which event each fixed conversion rate in effect at the close of business on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after the close of business on the effective date of such subdivision or combination.

(4)	We distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, excluding:

•	any dividend or distribution of shares of common stock described in clause (1) above;

•	any rights or warrants described in clause (2) above;

•	any dividend or distribution described in clause (5) below; and

•	any spin-off, as to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at the close of business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock; and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), on such date fixed for determination, of the portion of the evidences of indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets so distributed applicable to one share of our common stock.

To the extent such distribution is not so paid or made, each fixed conversion rate will be readjusted to the fixed conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at the close of business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of the current market price of our common stock and the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the current market price of such capital stock or equity interests); and

•	the denominator of which is the current market price of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective immediately after the close of business on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If (x) an adjustment to each fixed conversion rate is required under this clause (4) during the settlement period, or (y) a holder submits shares of Series B Mandatory Convertible Preferred Stock for early conversion during the period commencing after the close of business on the determination date described above and prior to the time that the current market price of our common stock is determined for purposes of this clause (4), then in either case delivery of the shares of our common stock issuable upon conversion will be delayed until the second business day immediately after the first date as of which the calculations provided for in this clause (4) can be completed.

(5)	We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our common stock other than a regular, quarterly cash dividend that does not exceed $0.8950 (the “dividend threshold,” subject to adjustment as described below), excluding:

•	any cash that is distributed in a reorganization event (as described below);

•	any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding-up; and

•	any consideration payable as part of a tender or exchange offer,

in which event, each fixed conversion rate in effect at the close of business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock minus the dividend threshold (provided that if the distribution is not a regular quarterly cash dividend, the dividend threshold will, for purposes of such distribution, be deemed to be zero); and

•	the denominator of which is the current market price of our common stock minus the amount per share of such dividend or other distribution.

The dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the fixed conversion rates pursuant to the provisions described under this “— Anti-Dilution Adjustments” section; provided, however, that no adjustment will be made to the dividend threshold for any adjustment to the fixed conversion rates under this clause (5).

Any adjustment made pursuant to this clause (5) shall become effective immediately after the close of business on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such fixed conversion rate which would then be in effect if such dividend or other distribution had not been declared.

(6)	We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our outstanding common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at the close of business on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding), on the expiration date, of any other consideration paid or payable for shares of our common stock purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.	the number of shares of our common stock outstanding at the time such tender or exchange offer expires, less any purchased shares; and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)	the number of shares of our common stock outstanding at the time such tender or exchange offer expires, including any purchased shares.

Any adjustment made pursuant to this clause (6) shall become effective immediately after the close of business on the 10th trading day immediately following the expiration date but will be given effect as of the open of business on the expiration date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If (x) an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the settlement period, or (y) a holder submits shares of Series B Mandatory Convertible Preferred Stock for early conversion during the period commencing after the open of business on the expiration date described above and prior to the time that the current market price of our common stock is determined for purposes of this clause (6), then in either case, delivery of the related conversion consideration will be delayed to the second business day immediately after the first date as of which the calculations provided for in this clause (6) can be completed.

Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets as to which clauses (4) or (5) above apply, applicable to one share of our common stock, distributed to shareholders equals or exceeds the current market price (as determined for purposes of calculating the conversion rate adjustment pursuant to such clause (4) or (5)), rather than being entitled to an adjustment in each fixed conversion rate, holders of the Series B Mandatory Convertible Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of our common stock otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of the Series B Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any Series B Mandatory Convertible Preferred Stock, you will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case, and only in such case, each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Notwithstanding anything to the contrary described in this “— Anti-Dilution Adjustments” section, the fixed conversion rates will not be adjusted on account of any rights issued pursuant to a rights plan, except to the extent provided in the preceding sentence. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any shares of common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate. We currently do not have a rights plan in effect.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•	clauses (2), (4) (but only in the event of an adjustment thereunder not relating to a spin-off) and (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day immediately preceding the “ex-date” (as defined below) with respect to the issuance or distribution requiring such computation;

•	clause (4) above in the event of an adjustment thereunder relating to a spin-off, the “current market price” of our common stock and the capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, is the average VWAP per share of common stock, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first 10 consecutive trading days commencing on and including the fifth trading day following the effective date of such distribution; and

•	clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date of the relevant tender offer or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade, regular way, without the right to receive such issuance or distribution. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of the Series B Mandatory Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend. See “Material United States Federal Income Tax Considerations.” Any applicable withholding taxes (including backup withholding) may be withheld from any distributions and payments and deliveries upon conversion with respect to the Series B Mandatory Convertible Preferred Stock.

All adjustments to each fixed conversion rate will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the first trading day of the settlement period, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on (y) the earlier of any early conversion date and the effective date of any fundamental change and (z) each trading day of the settlement period, adjustments to each fixed conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the fixed conversion rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Series B Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Series B Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

We will not be required to adjust either fixed conversion rate except as described above. Notwithstanding anything to the contrary described above, and without limiting the prior sentence, the fixed conversion rates will not be adjusted:

(a)	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any plan;

(b)	upon the issuance of any shares of our common stock or rights, warrants, options, units or other securities exercisable for the purchase of those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the initial issue date;

(d)	for a change in the par value of our common stock;

(e)	for stock repurchases that are not tender offers, including structured or derivative transactions;

(f)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(g)	as a result of a tender or exchange offer by a person other than us or one or more of our subsidiaries; or

(h)	for accumulated dividends on the Series B Mandatory Convertible Preferred Stock, except as described above under “— Mandatory Conversion,” “— Conversion at the Option of the Holder” and “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”

We will be required, within 10 business days following the effectiveness of an adjustment to the fixed conversion rates, to provide, or cause to be provided, a written notice of such adjustment to the holders of the Series B Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth such adjusted fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price and (y) an inversely proportional adjustment will also be made to the floor price. Whenever any provision of the Series B Certificate of Determination requires us to calculate the VWAP per share of our common stock over a span of multiple days, we will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the current market price and the average price (as the case may be)) to account for any adjustments to the initial price, the threshold appreciation price, the floor price and the fixed conversion rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•	the record date for a dividend or distribution on shares of our common stock occurs after the end of the settlement period and before the mandatory conversion date; and

•	such dividend or distribution would have resulted in an adjustment of the number of shares of common stock issuable to the holders of the Series B Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the settlement period, then we will deem the holders of the Series B Mandatory Convertible Preferred Stock to be holders of record, for each share of their Series B Mandatory Convertible Preferred Stock, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Series B Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Series B Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

If there occurs:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each such event, a “reorganization event,” and such securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such reorganization event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary described above,

•	from and after the effective time of such reorganization event, (i) the consideration due upon conversion of any Series B Mandatory Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “Description of Series B Mandatory Convertible Preferred Stock” section (or in any related definitions) were instead a reference to the same number of reference property units; and (ii) for purposes of the definition of “fundamental change,” the terms “common stock” and “capital stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such reference property;

•	for these purposes, the VWAP of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof); and

•	at the effective time of such reorganization event, we may amend the Series B Certificate of Determination without the consent of the holders of the Series B Mandatory Convertible Preferred Stock to give effect to the provisions described in the previous bullet points.

For purposes of the foregoing, the type and amount of reference property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the Series B Mandatory Convertible Preferred Stock of the weighted average as soon as practicable after such determination is made.

We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of the Series B Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with any adjustment to the fixed conversion rates described above, we will also adjust the dividend threshold (as defined above) based on the number of shares of common stock or other equity interests comprising the reference property and (if applicable) the value of any non-stock consideration comprising the exchange property.

Notices

We will send all notices or communications to holders of the Series B Mandatory Convertible Preferred Stock pursuant to the Series B Certificate of Determination in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the holders’ respective addresses shown on the register for the Series B Mandatory Convertible Preferred Stock. However, in the case of Series B Mandatory Convertible Preferred Stock in the form of global securities, we are permitted to send notices or communications to holders pursuant to DTC’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such holders in writing.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock, solely for issuance upon conversion of the Series B Mandatory Convertible Preferred Stock, free from any preemptive or other similar rights, a number of shares of our common stock equal to the product of the maximum conversion rate then in effect and the number of shares of the Series B Mandatory Convertible Preferred Stock then outstanding.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent, registrar and conversion and dividend disbursing agent for the Series B Mandatory Convertible Preferred Stock.

Book-Entry, Delivery and Form

The Series B Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Series B Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Series B Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Series B Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Series B Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series B Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Series B Certificate of Determination establishing the terms of the Series B Mandatory Convertible Preferred Stock. No beneficial owner of an interest in the shares of the Series B Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Series B Certificate of Determination establishing the terms of the Series B Mandatory Convertible Preferred Stock.

Payments of dividends on the global certificate representing the shares of the Series B Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Series B Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Series B Mandatory Convertible Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series B Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series B Mandatory Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Series B Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF THE FORWARD SALE AGREEMENTS

The following is a description of certain provisions of the forward sale agreements we expect to enter into in connection with the Concurrent Offering, copies of which are available upon request from us at the address set forth in the section of the accompanying prospectus entitled “Where You Can Find More Information.” This description of certain terms of the forward sale agreements is not complete and is subject to, and qualified in its entirety by reference to, the provisions of those agreements. The following description of certain terms of the forward sale agreements is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock. The Concurrent Offering is being made by means of a separate prospectus supplement and not by means of this prospectus supplement.

In connection with the Common Stock Offering, we expect to enter into forward sale agreements with the forward purchasers relating to an aggregate of $1,100,000,000 of shares of our common stock. Such number of shares is equal to the number of shares that the forward sellers intend to borrow from third parties and sell to the underwriters in the Concurrent Offering. In connection with the execution of the forward sale agreements, and at our request, the forward sellers are borrowing from third parties and selling in the Common Stock Offering an aggregate of $1,100,000,000 of shares of our common stock.

If the forward purchasers determine in good faith, after using commercially reasonable efforts, that the forward sellers are unable to borrow, or that the forward sellers are unable to borrow at a stock loan rate not greater than a specified rate, and deliver for sale on the anticipated closing date,                 shares of our common stock (the “Original Number of Shares”), then the number of shares of our common stock to which the forward sale agreements relate will be reduced to the number of shares (the “Reduced Number of Shares”) that the forward sellers can so borrow and deliver. In addition, the forward sellers may elect not to borrow shares of our common stock because specified conditions in the underwriting agreement for the Concurrent Offering are not satisfied, and in that case the number of shares of our common stock to which the forward sale agreements relate (also, the “Reduced Number of Shares”) will also be reduced to zero, and the forward sale agreements will terminate. In the event the forward sellers cannot borrow any shares of our common stock at a stock loan rate not greater than the specified rate, then the Reduced Number of Shares will be zero and the forward sale agreements will terminate. In the event that the shares underlying the forward sale agreements are reduced or eliminated as aforesaid, then we will be obligated to issue and sell directly to the several underwriters in the Common Stock Offering, and such underwriters will be obligated to purchase from us, severally in proportion to their respective underwriting obligations in the Common Stock Offering, a number of shares of our common stock equal to the difference between the Original Number of Shares and the Reduced Number of Shares, and these obligations will replace the commitments of the several underwriters in the Common Stock Offering to purchase such number of shares of our common stock from the forward sellers and the forward sellers’ obligations to borrow such number of shares for delivery and sale to the several underwriters in the Common Stock Offering. Accordingly, under those circumstances the commitments of the underwriters in the Common Stock Offering to purchase, severally in proportion to their respective underwriting obligations in the Common Stock Offering, from the forward sellers, and the forward sellers’ corresponding obligation to borrow and sell to the several underwriters, shares of our common stock, shall be reduced to a number of shares equal to the Reduced Number of Shares (which will be zero if the forward sale agreements terminate).

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in the Common Stock Offering, subject to certain adjustments, to the forward sale price, pursuant to the forward sale agreements, from the forward purchasers upon physical settlement of the forward sale agreements. We will only receive such proceeds if we elect to physically settle the forward sale agreements.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion, but which we expect to occur in one or more settlements on or prior to December 15, 2019. On a settlement date or dates, if we decide to physically settle the forward sale agreements, we will issue shares of our common stock to the forward purchasers at the then-applicable forward sale price. The forward sale price will initially be $                 per share, which is the public offering price of our shares of common stock, less the underwriting discount, for the Common Stock Offering. The forward sale agreements provide that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreements. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the overnight bank funding rate was greater than the spread, but we can give no assurance that the overnight bank funding rate will not decrease to a rate below the spread during the term of the forward sale agreements.

Before the issuance of shares of our common stock, if any, upon settlement of the forward sale agreements, we expect that the shares issuable upon settlement of the forward sale agreements will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of common stock that could be purchased by us in the market (based on the average market price of our common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable adjusted forward sale price, which is initially $                per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on shares of our common stock during the term of the forward sale agreements. However, if we decide to physically settle or net share settle the forward sale agreements, delivery of our shares to the forward purchasers on any such physical settlement or net share settlement of the forward sale agreements would result in dilution to our earnings per share.

The forward purchasers will have the right to accelerate the forward sale agreements (or, in certain cases, the portion thereof that they determine is affected by the relevant event) and require us to physically settle the forward sale agreements on a date specified by the forward purchasers if:

•	they are unable to establish, maintain or unwind their hedge position with respect to the forward sale agreements;

•	they determine that they are unable to, or it is commercially impracticable for them to, continue to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the forward sale agreements or that, with respect to borrowing such number of shares of our common stock, they would incur a rate that is greater than the borrow cost specified in the forward sale agreements, subject to a prior notice requirement;

•	we declare or pay cash dividends in an amount in excess of amounts, or at a time other than, those prescribed by the forward sale agreements or declare or pay certain other types of dividends or distributions on shares of our common stock;

•	an event is announced that, if consummated, would result in an extraordinary event (including certain mergers and tender offers, our nationalization, our insolvency and the delisting of the shares of our common stock);

•	an ownership event (as such term is defined in the forward sale agreements) occurs; or

•	certain other events of default, termination events or other specified events occur, including, among other things, a change in law.

The forward purchasers’ decision to exercise their right to accelerate the forward sale agreements (or, in certain cases, the portion thereof that they determine is affected by the relevant event) and to require us to settle the forward sale agreements will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreements irrespective of our capital needs, which would result in dilution to our earnings per share and may adversely affect the market price of our common stock, Series A Mandatory Convertible Preferred Stock and the Series B Mandatory Convertible Preferred Stock.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion, but which we expect to occur in one or more settlements on or prior to December 15, 2019. Although we expect to settle the forward sale agreements entirely by the delivery of shares of our common stock under physical settlement, we may elect, subject to certain conditions, cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle the forward sale agreements if we have no current use for all or a portion of the net proceeds due upon physical settlement of the forward sale agreements.

The forward sale agreements will be physically settled, unless we elect cash or net share settlement under the forward sale agreements (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Subject to the provisions of the forward sale agreements, delivery of our shares upon physical or net share settlement of the forward sale agreements will result in dilution to our earnings per share. If we elect to cash or net share settle all or a portion of the shares of our common stock underlying the forward sale agreements, we would expect the forward purchasers or one of their affiliates to purchase the number of shares necessary, based on the number of shares with respect to which we have elected cash or net share settlement, in order to satisfy their obligation to return the shares of our common stock they had borrowed in connection with sales of our common stock underlying the forward sales agreements and, if applicable in connection with net share settlement, to deliver shares of our common stock to us or taking into account shares of our common stock to be delivered by us, as applicable. If the price paid by the forward purchasers or one of their affiliates to so purchase our common stock is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchasers under the forward sale agreements, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the price paid by the forward purchasers or one of their affiliates to so purchase our common stock is below the forward sale price at that time, the forward purchasers will pay or deliver, as the case may be, to us under the forward sale agreements, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference.

In addition, the purchase of our common stock by the forward purchasers or their affiliates, to unwind the forward purchasers’ hedge position, could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to the forward purchasers upon cash settlement or net share settlement, as the case may be, of the forward sale agreements, or decreasing the amount of cash or the number of shares of our common stock that the forward purchasers owe us upon cash settlement or net share settlement, as the case may be, of the forward sale agreements.

DESCRIPTION OF SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a description of certain provisions of our 6% Mandatory Convertible Preferred Stock, Series A, which we refer to as our “Series A Mandatory Convertible Preferred Stock.” A more detailed description of certain provisions of our Series A Mandatory Convertible Preferred Stock has been incorporated by reference into our registration statement on Form 8-A filed with the SEC on January 9, 2018 (the “Form 8-A”), which Form 8-A is incorporated by reference in this prospectus supplement and may be obtained as described in the section of the accompanying prospectus entitled “Where You Can Find More Information.” In addition, a copy of the certificate of determination setting forth the terms of the Series A Mandatory Convertible Preferred Stock, which we refer to as the “Series A Certificate of Determination,” has been filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 9, 2018, and our Charter has been incorporated by reference as an Exhibit to the Form 8-A, and both the Series A Certificate of Determination and the Charter may be obtained as described in the section of the accompanying prospectus entitled “Where You Can Find More Information.” The descriptions of certain terms of the Series A Mandatory Convertible Preferred Stock appearing in this prospectus supplement and in the Form 8-A are not complete and are subject to, and qualified in its entirety by reference to, the provisions of our Charter and the Series A Certificate of Determination.

The Series A Mandatory Convertible Preferred Stock is a series of our preferred stock, no par value, described in the accompanying prospectus. As of March 31, 2018, a total of 17,250,000 shares of our Series A Mandatory Convertible Preferred Stock were outstanding. Our Series B Mandatory Convertible Preferred Stock will rank pari passu with our outstanding Series A Mandatory Convertible Preferred Stock as to dividends and as to the distribution of assets upon our liquidation, dissolution or winding-up.

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Series A Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $100.00 per share of the Series A Mandatory Convertible Preferred Stock (the “Series A liquidation preference”), plus an amount (the “Series A liquidation dividend amount”) equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of liabilities owed to our creditors and holders of shares of any senior stock (as defined below) and before any payment or distribution is made to holders of our common stock or any other class or series of stock ranking junior to the Series A Mandatory Convertible Preferred Stock. As used in this section, “senior stock” means any class or series of our capital stock established after January 9, 2018 the terms of which expressly provide that such class or series shall rank senior to the Series A Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution.

Dividends on the Series A Mandatory Convertible Preferred Stock are payable quarterly on a cumulative basis when, as and if declared by our board of directors. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock or by delivery of any combination of cash and shares of our common stock.

So long as any share of Series A Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of stock ranking junior to the Series A Mandatory Convertible Preferred Stock (as used in this section, “junior stock”), and no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries, unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid, or a sufficient sum of cash or number of shares of our common stock has been set aside for the payment of such dividends, on all outstanding shares of Series A Mandatory Convertible Preferred Stock. The foregoing limitation is subject to customary exceptions, including with respect to dividends or distributions on our common stock or junior stock payable in shares of common stock or other junior stock, and purchases, redemptions or other acquisitions of common stock or other junior stock in connection with the administration of benefit or other incentive plans.

If dividends on shares of the Series A Mandatory Convertible Preferred Stock (A) have not been declared and paid in full on any dividend payment date for the Series A Mandatory Convertible Preferred Stock; or (B) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock (as defined below) unless dividends are declared on the shares of Series A Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Series A Mandatory Convertible Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series A Mandatory Convertible Preferred Stock and such parity stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate. As used in this section, “parity stock” means each class or series of our capital stock established after the date on which the Series A Mandatory Convertible Stock was first issued, the terms of which expressly provide that such class or series shall rank on parity with the Series A Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon the our liquidation, winding-up or dissolution. The Series B Mandatory Convertible Preferred Stock will constitute parity stock.

Each share of the Series A Mandatory Convertible Preferred Stock will, unless previously converted, automatically convert on the mandatory conversion date (which will be the second business day immediately following the last trading day of the settlement period for the Series A Mandatory Convertible Preferred Stock and is expected to be January 15, 2021), into between 0.7629 and 0.9345 shares of our common stock, subject to anti-dilution and other adjustments.

The holders of the Series A Mandatory Convertible Preferred Stock do not have voting rights except as described below and as specifically required by California law from time to time.

Whenever dividends on any shares of the Series A Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (as used in this section, a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of the Series A Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting, if any, of shareholders, to fill such newly created directorships by electing two additional directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred stock directors. In the event of a nonpayment, the holders of record of at least 25% of the shares of the Series A Mandatory Convertible Preferred Stock and any other series of voting preferred stock may request that a special meeting of shareholders be called to elect such preferred stock directors (provided, however, that if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred stock directors, to the extent otherwise permitted by our bylaws, will be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred stock directors will stand for reelection annually, and at each subsequent annual meeting of the shareholders, so long as the holders of the Series A Mandatory Convertible Preferred Stock continue to have such voting rights.

At any meeting at which the holders of the Series A Mandatory Convertible Preferred Stock are entitled to elect preferred stock directors, the holders of record of a majority of the then outstanding shares of the Series A Mandatory Convertible Preferred Stock and all other series of voting preferred stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Series A Mandatory Convertible Preferred Stock and other voting preferred stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred stock directors.

As used in this section, “voting preferred stock” means any series of our preferred stock, in addition to the Series A Mandatory Convertible Preferred Stock, ranking equally with the Series A Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Series A Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series A Mandatory Convertible Preferred Stock and such other voting preferred stock voted. Our Series B Mandatory Convertible Preferred Stock will constitute voting preferred stock so long as the right of holders of our Series B Mandatory Convertible Preferred Stock to vote in the election of preferred stock directors is exercisable. For the avoidance of any doubt, holders of any voting preferred stock, including any outstanding Series A Mandatory Convertible Preferred Stock and Series B Mandatory Convertible Preferred Stock, will collectively have the right, but only under the circumstances described above, to collectively elect no more than two preferred stock directors.

If and when all accumulated and unpaid dividends on the Series A Mandatory Convertible Preferred Stock have been paid in full (as used in this section, a “nonpayment remedy”), the holders of the Series A Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Series A Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Series A Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election of preferred stock directors after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Series A Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.

The Series A Mandatory Convertible Preferred Stock has certain other voting rights with respect to certain amendments to our Charter and certain other transactions as described in the Series A Certificate of Determination establishing the terms of the Series A Mandatory Convertible Preferred Stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax considerations of the purchase, ownership, conversion and disposition of the Series B Mandatory Convertible Preferred Stock issued pursuant to this offering, the receipt of any cash paid as dividends on the Series B Mandatory Convertible Preferred Stock and the receipt, ownership and disposition of any common stock paid as dividends on the Series B Mandatory Convertible Preferred Stock or received upon conversion of the Series B Mandatory Convertible Preferred Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our Series B Mandatory Convertible Preferred Stock or common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, conversion and disposition of our Series B Mandatory Convertible Preferred Stock, the receipt of cash paid as dividends on the Series B Mandatory Convertible Preferred Stock or the receipt, ownership or disposition of our common stock.

This discussion is limited to holders that hold our Series B Mandatory Convertible Preferred Stock and our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax and of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Series B Mandatory Convertible Preferred Stock or common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•	S corporations or entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Series B Mandatory Convertible Preferred Stock or common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell our Series B Mandatory Convertible Preferred Stock or common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Series B Mandatory Convertible Preferred Stock or common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our Series B Mandatory Convertible Preferred Stock or our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Series B Mandatory Convertible Preferred Stock or our common stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF OUR SERIES B MANDATORY CONVERTIBLE PREFERRED STOCK, THE RECEIPT OF CASH PAID AS DIVIDENDS ON THE SERIES B MANDATORY CONVERTIBLE PREFERRED STOCK AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Series B Mandatory Convertible Preferred Stock or our common stock that, for United States federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

A “non-U.S. Holder” is any beneficial owner of our Series B Mandatory Convertible Preferred Stock or common stock that is not a “U.S. Holder.”

Taxation of U.S. Holders

Distributions Generally

If we make cash or other property distributions on our Series B Mandatory Convertible Preferred Stock or our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations. Dividends paid to non-corporate U.S. Holders in taxable years generally will qualify for taxation at special rates if such holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the Series B Mandatory Convertible Preferred Stock or common stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in the Series B Mandatory Convertible Preferred Stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the Series B Mandatory Convertible Preferred Stock or common stock and will be treated as described under “— Dispositions of Our Series B Mandatory Convertible Preferred Stock or Common Stock” below.

If we make a distribution on our Series B Mandatory Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. Holder.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Series B Mandatory Convertible Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. Corporate U.S. Holders that have held our Series B Mandatory Convertible Preferred Stock or common stock for two years or less before the dividend announcement date and that receive an extraordinary dividend will generally be required to reduce their tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the Series B Mandatory Convertible Preferred Stock or common stock and will be treated as described under “— Dispositions of Our Series B Mandatory Convertible Preferred Stock or Common Stock” below. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our Series B Mandatory Convertible Preferred Stock or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the special rates discussed above under “— Distributions Generally.”

Dispositions of Our Series B Mandatory Convertible Preferred Stock or Common Stock

If a U.S. Holder sells or disposes of shares of Series B Mandatory Convertible Preferred Stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss generally will be long-term capital gain or loss if the holder has held the Series B Mandatory Convertible Preferred Stock or common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Series B Mandatory Convertible Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of our Series B Mandatory Convertible Preferred Stock into our common stock. However, although not entirely clear under current law, any cash or common stock received upon conversion in respect of dividends in arrears on our Series B Mandatory Convertible Preferred Stock should be treated as described above under “— Distributions Generally.” For the avoidance of doubt, the term “dividends in arrears” does not include dividends paid in respect of any portion of the dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. Holder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted Series B Mandatory Convertible Preferred Stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock exchanged for cash and by the portion of any dividends in arrears treated as a return of capital (see “— Distributions Generally”)).

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Series B Mandatory Convertible Preferred Stock for more than one year at the time of conversion.

In the event a U.S. Holder converts its Series B Mandatory Convertible Preferred Stock and we pay, in respect of any such conversion, cash or common stock in respect of a portion of the then-current dividend period or the net present value of future dividends (see “Description of Series B Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), the tax treatment of the receipt of such cash or common stock is uncertain. In the event a U.S. Holder converts its Series B Mandatory Convertible Preferred Stock and we choose to pay such holder cash in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by a U.S. Holder upon conversion of the Series B Mandatory Convertible Preferred Stock into common stock and should be taxable to the extent of any gain realized by the U.S. Holder. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common shares for which cash is received) and the cash received attributable to a portion of the then-current dividend period or future dividends over the U.S. Holder’s tax basis in our Series B Mandatory Convertible Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such holder’s equity interest in us, as determined for United States federal income tax purposes), such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of a portion of the then-current dividend period or the net present value of future dividends exceeded the gain realized by a U.S. Holder, the excess amount would not be taxable to such U.S. Holder but would reduce its adjusted tax basis in our common stock.

In the event a U.S. Holder converts its Series B Mandatory Convertible Preferred Stock and we pay such holder common stock in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of the Series B Mandatory Convertible Preferred Stock, and should in such case be taxed as described in the first paragraph above under the heading “— Conversion of Series B Mandatory Convertible Preferred Stock into Common Stock.” U.S. Holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “— Distributions Generally.”

In the event a U.S. Holder’s Series B Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, set off such payments against, or an applicable withholding agent may withhold such taxes from, shares of common stock payable to such holder or current or subsequent payments of cash.

Adjustments to Conversion Rate

The conversion rate of our Series B Mandatory Convertible Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, U.S. Holders who hold our Series B Mandatory Convertible Preferred Stock may be deemed to have received a distribution if the adjustment has the effect of increasing a shareholder’s proportionate interest in our assets or earnings and profits. In addition, the failure to provide for such an adjustment may also result in a deemed distribution to U.S. Holders who hold our Series B Mandatory Convertible Preferred Stock. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series B Mandatory Convertible Preferred Stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our holders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a holder of Series B Mandatory Convertible Preferred Stock will be deemed to have received constructive distributions from us, even though such holder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “—Distributions Generally.” Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, payments of cash or shares of common stock payable to such U.S. Holder.

In addition, the failure to make certain adjustments on the Series B Mandatory Convertible Preferred Stock may cause a holder of our common stock to be deemed to have received constructive distributions from us, even though such holder has not received any cash or property as a result of such adjustments. Such holder would be subject to the rules discussed in the immediately preceding paragraph.

Under rules currently in effect, we are generally required to report the amount of any deemed distributions on our website or to the IRS and to holders of Series B Mandatory Convertible Preferred Stock not exempt from reporting. The IRS recently proposed regulations addressing the amount and timing of constructive distributions, as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such constructive distributions. If adopted as proposed, the regulations would generally provide, among other things, that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after conversion rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the Series B Mandatory Convertible Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of Series B Mandatory Convertible Preferred Stock and withholding agents may rely on them prior to that date under certain circumstances.

Backup Withholding and Information Reporting

We or an applicable withholding agent will report to our U.S. Holders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to dividends paid unless the U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding generally will be creditable against the U.S. Holder’s federal income tax liability, provided the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

Distributions Generally

Distributions that are treated as dividends (see “— Taxation of U.S. Holders — Distributions Generally,” “— Adjustments to Conversion Rate,” and “Conversion of Series B Mandatory Convertible Preferred Stock into Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. Holder must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such non-U.S. Holder’s qualification for the reduced rate. This certification must be provided to us or the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide us or the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. Holder holds our Series B Mandatory Convertible Preferred Stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Series B Mandatory Convertible Preferred Stock or common stock are effectively connected with such non-U.S. Holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. Holder in the United States), the non-U.S. Holder will be exempt from United States federal withholding tax with respect to such dividends. To claim the exemption, the non-U.S. Holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our Series B Mandatory Convertible Preferred Stock or common stock that are effectively connected with a non-U.S. Holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. Holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. Holder were a resident of the United States. A non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

In general, the rules applicable to distributions to non-U.S. Holders discussed above are also applicable to deemed distributions to non-U.S. Holders resulting from adjustments to the conversion rate of the Series B Mandatory Convertible Preferred Stock or distributions on Series B Mandatory Convertible Preferred Stock made in our common stock. See “— Taxation of Taxable U.S. Holders — Adjustments to Conversion Rate.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold the

United States federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to a non-U.S. Holder.

Dispositions of Our Series B Mandatory Convertible Preferred Stock and Common Stock

A non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our Series B Mandatory Convertible Preferred Stock or common stock, unless:

•	the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States;

•	the non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our Series B Mandatory Convertible Preferred Stock or common stock constitutes a “United States real property interest,” or USRPI, by reason of our status as a United States real property holding corporation, or USRPHC, within the meaning of the “Foreign Investment in Real Property Tax Act,” or FIRPTA, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Series B Mandatory Convertible Preferred Stock or common stock.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. Holder of our Series B Mandatory Convertible Preferred Stock or common stock will not be subject to tax under FIRPTA as a sale of a USRPI if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. Holder owned, actually and constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. Holder’s holding period for such stock. Our common stock currently is “regularly traded” on an established securities market, although we cannot guarantee it will be so traded in the future. If our Series B Mandatory Convertible Preferred Stock is not “regularly traded,” gain arising from the sale or other taxable disposition of such stock by a non-U.S. Holder will not be subject to United States taxation as a sale of a USRPI if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. Holder has not, at the time it acquires the Series B Mandatory Convertible Preferred Stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Series B Mandatory

Convertible Preferred Stock (and in certain cases other direct or indirect interests in our common stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. If gain on the sale or other taxable disposition of our Series B Mandatory Convertible Preferred Stock or common stock were subject to taxation under FIRPTA, the non-U.S. Holder would generally be subject to regular United States federal income tax with respect to such gain in the same manner as a U.S. Holder.

Conversion of Series B Mandatory Convertible Preferred Stock into Common Stock

Except as provided below, and assuming the Series B Mandatory Convertible Preferred Stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the non-U.S. Holder’s holding period for our Series B Mandatory Convertible Preferred Stock, such holder generally will not recognize gain or loss upon the conversion of such Series B Mandatory Convertible Preferred Stock into our common stock. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “— Dispositions of Our Series B Mandatory Convertible Preferred Stock and Common Stock.” Cash or common stock received in respect of dividends in arrears on our Series B Mandatory Convertible Preferred Stock should be treated in the manner described above under “Taxation of U.S. Stockholders — Conversion of Series B Mandatory Convertible Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “— Distributions Generally.” A non-U.S. Holder may recognize capital gain or dividend income when the holder receives cash attributable to a portion of the then-current dividend period or the net present value of future dividends, as described above under “Taxation of U.S. Holders — Conversion of Series B Mandatory Convertible Preferred Stock into Common Stock.” The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under “— Distributions Generally.”

Backup Withholding and Information Reporting

We or an applicable withholding agent will report annually to the IRS and to each non-U.S. Holder the amount of distributions (including deemed distributions) on our Series B Mandatory Convertible Preferred Stock or common stock paid to such non-U.S. Holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. Holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. Holder of our Series B Mandatory Convertible Preferred Stock or common stock provided the non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be allowed as a refund or a credit against a non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our Series B Mandatory Convertible Preferred Stock or common stock, or gross proceeds from the sale or other disposition of our Series B Mandatory Convertible Preferred Stock or our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends), and will apply to payments of gross proceeds from the sale or other disposition of our Series B Mandatory Convertible Preferred Stock or our common stock on or after January 1, 2019. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Series B Mandatory Convertible Preferred Stock set forth in the following table opposite the underwriter’s name.

Name	Number of Shares
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Series B Mandatory Convertible Preferred Stock included in this offering are subject to approval of certain legal matters by counsel and to other customary conditions. The underwriters are obligated to purchase all of the shares of Series B Mandatory Convertible Preferred Stock reflected in the table above if they purchase any of the shares of Series B Mandatory Convertible Preferred Stock. The offering of the shares of Series B Mandatory Convertible Preferred Stock by the underwriters is subject to receipt and acceptance and to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of Series B Mandatory Convertible Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement. Shares of Series B Mandatory Convertible Preferred Stock sold by the underwriters to dealers may be sold at the public offering price less a concession not to exceed $                per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $                per share on sales to other dealers. After the initial offering of the shares of Series B Mandatory Convertible Preferred Stock to the public, the representatives may change the public offering price and concessions.

Over-Allotment Option

We have granted the underwriters an option to purchase from us up to an additional                shares of Series B Mandatory Convertible Preferred Stock to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The shares purchased under this over-allotment option will be purchased at the public offering price, less the underwriting discount and commissions, subject to certain possible adjustments. The underwriters may exercise this option in whole or, from time to time, in part, through and including the 30th day after the date of this prospectus supplement. If any additional shares of Series B Mandatory Convertible Preferred Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered.

If the underwriters exercise their over-allotment option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our Series B Mandatory Convertible Preferred Stock in approximately the same proportion as shown in the table above.

Underwriting Discount

The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Series B Mandatory Convertible Preferred Stock.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $500,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Listing

Prior to this offering, there has been no public market for the Series B Mandatory Convertible Preferred Stock. We intend to apply to have the Series B Mandatory Convertible Preferred Stock listed on the New York Stock Exchange under the symbol “SREPRB.” Our common stock is listed on the New York Stock Exchange under the symbol “SRE.”

Electronic Prospectus Delivery

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. None of the other information appearing on or that can be accessed through websites maintained by any of the underwriters or selling group members, if any, is a part of, or is incorporated by reference into, this prospectus supplement or the accompanying prospectus.

No Sales of Similar Securities

We have agreed that, without the prior written consent of the representatives, we will not, during the period from and including the date of this prospectus supplement through and including the 60th day after the date of this prospectus supplement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (collectively, “Convertible Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any such Convertible Securities or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock, any Convertible Securities or any such other securities, in cash or otherwise or (3) file any registration statement with the SEC relating to the offering of any shares of common stock or Convertible Securities. The foregoing sentence shall not apply to:

(a) any shares of common stock that we may issue and sell to the underwriters in the Concurrent Offering,

(b) the issuance by us of the Series B Mandatory Convertible Preferred Stock in this offering, the issuance, if any, by us of common stock upon the conversion of the Series A Mandatory Convertible Preferred Stock or the Series B Mandatory Convertible Preferred Stock, or the issuance by us of common stock paid as a dividend on the Series A Mandatory Convertible Preferred Stock or Series B Mandatory Convertible Preferred Stock,

(c) the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of or exchange for a Convertible Security outstanding on the date of this prospectus supplement,

(d) the issuance by us of common stock or Convertible Securities in connection with any bona fide merger, acquisition, business combination or other strategic or commercial relationship, to a third party or a group of third parties, provided that (i) the aggregate number of shares of common stock (including for purposes of such calculation the shares of common stock issuable on conversion, exercise, exchange or redemption of any such Convertible Securities) that we may sell or issue or agree to sell pursuant to this clause (d) shall not exceed 5% of the total number of shares of our common stock outstanding immediately following the closing date of the offering contemplated by this prospectus supplement, and (ii) such party or parties agree (or have already agreed as of the date hereof) in writing to restrictions substantially similar to those described in clauses (1) and (2) above, the term of which restrictions shall not expire prior to the end of the 60 day period referred to in this paragraph,

(e) the issuance by us of any shares of common stock or options to purchase common stock or units or phantom shares convertible, exchangeable or exercisable for common stock currently outstanding or hereafter granted or issued pursuant to benefit plans, long-term incentive plans, savings (e.g. 401(k)) plans and other compensation plans of us or any of our subsidiaries in which our or our subsidiaries’ employees and/or directors participate and which are referred to in this prospectus supplement or the documents filed with the SEC prior to the date hereof that are incorporated by reference in the accompanying prospectus, or the filing of a registration statement or a post-effective amendment thereto relating to any such plan,

(f) the issuance by us of any shares of common stock or options to purchase common stock or units or phantom shares convertible, exchangeable or exercisable for common stock currently outstanding or hereafter granted or issued pursuant to dividend reinvestment or direct stock purchase plans and which are referred to in this prospectus supplement or the documents filed with the SEC prior to the date hereof that are incorporated by reference in the accompanying prospectus, or the filing of a registration statement or a post-effective amendment thereto relating to any such plan, or

(g) transactions under or pursuant to the forward sale agreements that we plan to enter into in connection with the Concurrent Offering, including the issuance and transfer of our common stock to the applicable forward purchasers pursuant thereto, and transactions under or pursuant to the Existing Forward Purchase Agreements, including the issuance and transfer of our common stock to the applicable forward purchasers pursuant thereto.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons has agreed that, without the prior written consent of the representatives, such person will not, during the period commencing on and including the date of such person’s lock-up agreement through and including the 60th day after the date of this prospectus supplement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by such person or any Convertible Securities so beneficially owned or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any Convertible Securities or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock, any Convertible Securities or any such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a) transfers of shares of our common stock or any Convertible Securities as a bona fide gift, provided that (i) each donee shall sign and deliver to the representatives a lock-up letter substantially in the form of such director’s or officer’s lock-up letter (provided that (i) if such director or officer transfers shares of common stock and Convertible Securities which, in the aggregate, represent no more than 5,000 common share equivalents (determined as provided below) to donees who are bona fide charities, no such bona fide charities shall be required to deliver such lock-up letters to the representatives, but (ii) if such director or officer transfers shares of common stock or Convertible Securities which, in the aggregate, represent more than 5,000 common share equivalents (determined as provided below) to donees who are bona fide charities, then all such charities must deliver such lock-up letters to the representatives) and (ii) no filing under Section 16(a) of the Exchange Act, or other public announcement, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during such 60 day period, except that a Form 4 filing permitted by clause (d) below may also reflect a reduction in beneficial ownership resulting from a bona fide gift made in accordance with this clause (a) so long as such Form 4 expressly states that such reduction is the result of a bona fide gift. For purposes of this clause, (1) each share of common stock shall be deemed to represent one common share equivalent and (2) a Convertible Security shall be deemed to represent a number of common share equivalents equal to the number of shares of common stock issuable on conversion, exercise, redemption or exchange, as the case may be, of such Convertible Security,

(b) transfers of shares of common stock or Convertible Securities either during such director’s or officer’s lifetime or on death (i) by will or intestacy, (ii) to a trust the beneficiaries of which are exclusively such person and/or a member or members of such person’s immediate family, or (iii) by operation of law, including domestic relations order, provided that each such transferee shall sign and deliver to the representatives a lock-up letter substantially in the form of such person’s lock-up letter. For purposes of this clause (b), “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin,

(c) transfers of shares of common stock or Convertible Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all holders of our securities involving a “change of control” of Sempra Energy, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such shares of common stock and Convertible Securities held by such director or officer shall remain subject to the provisions of such director’s or officer’s lock-up letter. For purposes of this clause (c), “change of control” means the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than us or any of our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of the total voting power of our outstanding voting stock,

(d) the forfeiture, cancellation, withholding, surrender or delivery of shares of common stock to us to satisfy any income, employment and/or social security tax withholding and/or remittance obligations in connection with the vesting during such 60 day period of any restricted stock unit, restricted shares, performance share unit or phantom shares; provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such forfeiture, cancellation, withholding, surrender or delivery, other than a filing on Form 4,

(e) distributions of shares of common stock or any Convertible Securities to limited partners, members or stockholders of such director or officer, provided that each distributee shall sign and deliver to the representatives a lock-up letter substantially in the form of such person’s lock-up agreement,

(f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during such

60 day period and no public announcement or filing under the Exchange Act or otherwise regarding the establishment of such plan shall be required or shall be voluntarily made by or on behalf of such director or officer or us, or

(g) sales of common stock pursuant to any trading plan complying with Rule 10b5-1 under the Exchange Act that has been entered into by the director or officer prior to the date of such person’s lock-up agreement or pursuant to any amendment or replacement of any such trading plan, so long as the number of shares of common stock subject to such original trading plan is not increased; provided that if such sales are required to be reported on Form 4 pursuant to Section 16(a) of the Exchange Act during such 60 day period, or such person voluntarily effects any public filing or report regarding such sales during such 60 day period, then such person shall disclose in such filing or report that such sale was made pursuant to an existing Rule 10b-5-1 trading plan.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Series B Mandatory Convertible Preferred Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Series B Mandatory Convertible Preferred Stock while this offering is in progress. These stabilizing transactions may include making short sales of the Series B Mandatory Convertible Preferred Stock, which involves the sale by the underwriters of a greater number of shares of Series B Mandatory Convertible Preferred Stock than they are required to purchase in this offering, and purchasing shares of Series B Mandatory Convertible Preferred Stock in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series B Mandatory Convertible Preferred Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representatives have advised us that they may also impose penalty bids. This occurs when a particular underwriter is required to repay to the underwriting syndicate a portion of the underwriting discount received by such underwriter because the representatives of the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities may have the effect of raising or maintaining the market price of the Series B Mandatory Convertible Preferred Stock or preventing or retarding a decline in the market price of the Series B Mandatory Convertible Preferred Stock, and, as a result, the price of the Series B Mandatory Convertible Preferred Stock may be higher than the price that otherwise might exist in the open market. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of the transactions described above and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock. If the underwriters commence these transactions, the underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some or all of the underwriters and/or their affiliates have acted and/or are acting as lenders to and/or have from time to time performed and/or are performing certain investment banking, advisory, general financing, trustee and commercial banking and other commercial transactions and services for us and/or our affiliates for which they have received and in the future may receive customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in other transactions with or perform other services for us and our affiliates in the ordinary course of their business for which they receive customary fees and expenses. In addition, affiliates of certain of the underwriters are lenders under our credit facilities, one or more of the underwriters are dealers under our commercial paper programs and certain underwriters or their affiliates are acting as the forward purchasers and forward sellers in connection with the Concurrent Offering.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which may consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the securities offered in this offering or the Concurrent Offering. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described under “Use of Proceeds,” proceeds from this offering will be used to repay outstanding commercial paper. One or more of the underwriters participating in this offering and/or their affiliates may hold positions in our commercial paper, one or more of the underwriters act as dealers under our commercial paper programs, and affiliates of certain underwriters are lenders under our credit facilities. To the extent that any net proceeds we receive from the sale of the Series B Mandatory Convertible Preferred Stock in this offering are applied to repay any of our outstanding indebtedness (including commercial paper and bank loans) held by any of the underwriters or their affiliates, they will receive proceeds from this offering through the repayment of that indebtedness. If the amount of such proceeds so received by any underwriter or its affiliates is more than 5% of the net proceeds of this offering, such underwriter would be deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of our common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In addition, such underwriter would not be permitted to make sales in this offering to any discretionary account without the prior written approval of the customer.

Sales Outside the United States

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of Series B Mandatory Convertible Preferred Stock which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and any related free writing prospectus may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of Series B Mandatory Convertible Preferred Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares of Series B Mandatory Convertible Preferred Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of Series B Mandatory Convertible Preferred Stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Series B Mandatory Convertible Preferred Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Series B Mandatory Convertible Preferred Stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares of Series B Mandatory Convertible Preferred Stock to the public” in relation to any shares of Series B Mandatory Convertible Preferred Stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of Series B Mandatory Convertible Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of Series B Mandatory Convertible Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Japan

The shares of Series B Mandatory Convertible Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or (“FIEL”), and the shares of Series B Mandatory Convertible Preferred Stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of our Series B Mandatory Convertible Preferred Stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us or the underwriters.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Series B Mandatory Convertible Preferred Stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the shares of Series B Mandatory Convertible Preferred Stock in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Series B Mandatory Convertible Preferred Stock may not be circulated or distributed, nor may the shares of Series B Mandatory Convertible Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the shares of Series B Mandatory Convertible Preferred Stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the shares of Series B Mandatory Convertible Preferred Stock except:

(i)	to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

The shares of Series B Mandatory Convertible Preferred Stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Series B Mandatory Convertible Preferred Stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares of our Series B Mandatory Convertible Preferred Stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of Series B Mandatory Convertible Preferred Stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares of our Series B Mandatory Convertible Preferred Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our Series B Mandatory Convertible Preferred Stock.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus:

•	do not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	have not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and do not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•	do not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or “Exempt Investors,” available under section 708 of the Corporations Act.

The shares of Series B Mandatory Convertible Preferred Stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of Series B Mandatory Convertible Preferred Stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of Series B Mandatory Convertible Preferred Stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of Series B Mandatory Convertible Preferred Stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of Series B Mandatory Convertible Preferred Stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of Series B Mandatory Convertible Preferred Stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of Series B Mandatory Convertible Preferred Stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement, the accompanying prospectus and any related free writing prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the shares of Series B Mandatory Convertible Preferred Stock. Accordingly, no person may issue or have in its possession for the purpose of issue, this prospectus supplement, the accompanying prospectus and/or any related free writing prospectus or any advertisement, invitation or document relating to the shares of Series B Mandatory Convertible Preferred Stock, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except (i) where the shares of Series B Mandatory Convertible Preferred Stock are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) in circumstances which do not result in this prospectus supplement, the accompanying prospectus and/or any related free writing prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) in circumstances which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares of Series B Mandatory Convertible Preferred Stock is personal to the person to whom this prospectus supplement, the accompanying prospectus and/or any related free writing prospectus have been delivered, and a subscription for the shares of Series B Mandatory Convertible Preferred Stock will only be accepted from such person. No person to whom a copy of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is issued may copy, issue or distribute this prospectus supplement, the accompanying prospectus and/or any related free writing prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement, the accompanying prospectus and/or any related free writing prospectus, you should obtain independent professional advice.

Notice to Prospective Investors in Canada

The shares of Series B Mandatory Convertible Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Series B Mandatory Convertible Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Latham & Watkins LLP will pass upon the validity of the securities offered hereby. Kimberly McDonnell, Associate General Counsel, Litigation, Regulatory & Environmental of Sempra Energy, will pass upon certain other legal matters relating to the issuance and sale of the securities on behalf of Sempra Energy. Sidley Austin LLP, San Francisco, California will act as counsel for the underwriters. Sidley Austin LLP from time to time represents Sempra Energy and certain of its subsidiaries in connection with certain legal matters.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of Sempra Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein and therein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of EFH and subsidiaries as of and for the year ended December 31, 2017, included in and incorporated by reference in this prospectus supplement and in the accompanying prospectus from Sempra Energy’s Current Report on Form 8-K/A filed with the SEC on May 3, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes that Sempra Energy acquired all of the common stock of EFH and certain prepetition liabilities and accrued interest were repaid and other liabilities and claims were extinguished, as more fully described in Note 14 of such consolidated financial statements), which is incorporated by reference herein and therein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Oncor Holdings and subsidiary as of December 31, 2016 and 2017 and for the three years ended December 31, 2017, included in and incorporated by reference in this prospectus supplement and in the accompanying prospectus from Sempra Energy’s Current Report on Form 8-K/A filed with the SEC on May 3, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes the ring-fencing measures implemented by the company), which is incorporated by reference herein and therein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

In addition to the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as described under the caption “Where You Can Find More Information” in the accompanying prospectus, we also incorporate by reference into this prospectus supplement and the accompanying prospectus our registration statement on Form 8-A filed with the SEC on January 9, 2018, including the description of our Series A Mandatory Convertible Preferred Stock incorporated by reference therein. You may obtain a copy of such registration statement as described in the accompanying prospectus under “Where You Can Find More Information.”

PROSPECTUS

SEMPRA ENERGY

Common Stock

Preferred Stock

Debt Securities

Purchase Contracts

Units

We may offer and sell our common stock, preferred stock, debt securities, purchase contracts and units from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE.” On December 27, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $107.83 per share.

Investing in our securities involves risks. See the information under the heading “Risk Factors” on page 5 of this prospectus, and any similar section contained in the applicable prospectus supplement, concerning factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described herein. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectus), together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market and industry data and forecasts that are based on or derived from independent industry publications, publicly available information and other information from third parties or that have been compiled or prepared by our management or employees. Although we believe that these third party sources are reliable, we do not guarantee the accuracy or completeness of information provided by or derived from these third party sources, and we have not independently verified this information. In addition, market, demographic and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus may involve estimates, assumptions and other uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Sempra,” “we,” “our” and “us” in this prospectus, we mean Sempra Energy and its consolidated subsidiaries, unless otherwise specified or unless the context otherwise requires. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE,” and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Our web site address is http://www.sempra.com. The information on, or that can be accessed through, our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are not complete and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on October 30, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 4, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 9, 2017.

•	Our Current Reports on Form 8-K, filed with the SEC on February 7, 2017, February 27, 2017, March 14, 2017 (both reports), May 11, 2017, May 16, 2017, June 9, 2017, July 17, 2017, August 24, 2017, August 25, 2017, August 28, 2017, September 12, 2017, October 6, 2017, October 10, 2017, October 13, 2017, December 15, 2017, December 19, 2017 and January 2, 2018.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Sempra Energy

488 8th Avenue

San Diego, California 92101

Attention: Corporate Secretary

Telephone: (619) 696-2000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

SEMPRA ENERGY

Sempra Energy, based in San Diego, California, is a Fortune 500 energy-services holding company whose operating units invest in, develop and operate energy infrastructure, and provide gas and electricity services to their customers in North and South America. Our operating units are Sempra Utilities, which includes our Southern California Gas Company, San Diego Gas & Electric Company and Sempra South American Utilities reportable segments; and Sempra Infrastructure, which includes our Sempra Mexico, Sempra LNG & Midstream and Sempra Renewables reportable segments.

Our California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, serve a population of approximately 25 million. Natural gas service is provided throughout Southern California and portions of Central California through approximately 6.8 million meters. Electric service is provided throughout San Diego County and an adjacent portion of Orange County, both in Southern California, through approximately 1.4 million meters.

We originally filed our articles of incorporation with the Secretary of State of the State of California on October 11, 1996.

Our principal executive offices are located at 488 8th Avenue, San Diego, California 92101, and our telephone number is (619) 696-2000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for Sempra and its consolidated subsidiaries for the periods indicated. For information regarding how these ratios were calculated, please see Exhibit 12.1 to Sempra’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	2.98x	3.53x	3.37x	3.29x	3.26x	3.05x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.98x	3.53x	3.37x	3.29x	3.26x	3.05x

No shares of Sempra’s preferred stock were outstanding during any of the periods reflected in the foregoing table and, as a result, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios of earnings to fixed charges for those periods.

DESCRIPTION OF CAPITAL STOCK

Unless indicated differently in a prospectus supplement or free writing prospectus, this section describes some of the terms of our common stock and preferred stock, articles of incorporation and bylaws. The following description is not complete and is qualified in its entirety by reference to our articles of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our articles of incorporation (including any certificate of determination filed thereunder with respect to any series of preferred stock) and bylaws, which are incorporated by reference herein and are filed or will be filed as exhibits to the registration statement of which this prospectus is a part and may be obtained as described under “Where You Can Find More Information.” Unless otherwise expressly stated herein or in a document incorporated or deemed to be incorporated by reference herein or the context otherwise requires, references to “we,” “us,” “our,” “Sempra Energy” and similar references under this caption “Description of Capital Stock” mean Sempra Energy, excluding its subsidiaries.

The authorized capital stock of Sempra Energy consists of (i) 750,000,000 shares of Sempra Energy common stock, without par value, and (ii) 50,000,000 shares of preferred stock. As of December 27, 2017, there were 251,358,077 issued and outstanding shares of our common stock and no outstanding shares of our preferred stock. No other classes of capital stock are authorized under our articles of incorporation.

Common Stock

The holders of our common stock are entitled to receive, ratably, such dividends as our board of directors may from time to time declare, subject to any rights of holders of outstanding shares of our preferred stock to receive dividends before dividends may be paid on our common stock. Except as otherwise provided by law, each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of our shareholders, subject to the voting rights, if any, of holders of outstanding shares of any series of our preferred stock, which could include the right to vote separately as a class or series, or the right to vote together with the common stock as a single class.

At each annual meeting of our shareholders, directors shall be elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Pursuant to our bylaws, directors standing for election in an “uncontested election” (as defined below) shall be elected by the affirmative vote of a majority of the shares entitled to vote for them represented and voting at a duly held meeting at which a quorum is present (and such affirmative votes must also represent more than 25% of the outstanding shares entitled to vote in the election of such directors). In any election of directors that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to vote for them, up to the number of directors to be elected by those shares, shall be elected and votes against a director and votes withheld shall have no effect. The rights of holders of our common stock to elect directors are subject to the voting rights, if any, of holders of outstanding shares of any series of our preferred stock, which could include: (1) voting as a separate class or series, the right to elect one or more directors, or (ii) voting together with our common stock as a single class, the right to vote in the election of directors generally. Our bylaws define an “uncontested election” as, in general, an election of directors in which the number of candidates for election does not exceed the number of directors to be elected by our shareholders at that election, determined at the times specified in our bylaws. Our articles of incorporation provide that none of our shareholders may cumulate votes in the election of directors.

Our bylaws require us to include in our proxy materials for an annual meeting of stockholders the name of any person nominated for election to our board of directors by a shareholder or group of up to 20 shareholders who owned and have owned, or are acting on behalf of up to 20 beneficial owners who owned and have owned, in each case continuously for at least three years, at least 3% (determined as provided in our bylaws) of the aggregate voting power of our outstanding common stock and any other capital stock entitled to vote generally in the election of directors; provided that such shareholders give us written notice of such request within the time period set forth in our bylaws and such shareholders and their nominees satisfy the other requirements specified in our bylaws; and provided, further, that the number of such nominees whose names appear in our proxy materials shall not exceed the greater of (x) two nominees and (y) the largest whole number of nominees that does not exceed 20% of the number of our directors then in office, subject to possible reduction as provided in our bylaws.

In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of our common stock are entitled, subject to any rights of the holders of outstanding shares of our preferred stock to receive distributions in such event before any distributions are made to holders of our common stock, to receive, ratably, any of our remaining assets after the discharge of our liabilities.

Holders of our common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions, sinking fund provisions or conversion rights.

Preferred Stock

The board of directors of Sempra Energy is authorized, without the need for a vote or other action of our shareholders, to cause the issuance of shares of our preferred stock from time to time in one or more series and to determine the number of shares and designation of the preferred stock of any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights. Accordingly, our board of directors could cause the issuance of one or more series of our preferred stock ranking senior to the common stock with respect to dividends or distributions in the event of our liquidation, dissolution or winding up or with voting or other rights that could dilute or otherwise adversely affect the voting or other rights and economic interests of holders of our common stock. Likewise, our board of directors could cause the issuance of one or more series of our preferred stock ranking on a parity with or senior to one or more other series of our preferred stock (subject to the terms of any one or more other series of our preferred stock, if any, then outstanding) with respect to dividends or distributions in the event of our liquidation, dissolution or winding up or with voting or other rights that could dilute or otherwise adversely affect the voting rights (if any) and other rights and economic interests of the holders of any such other series of preferred stock.

In the event that we issue any series of preferred stock pursuant to this prospectus, we will describe the terms of such series of preferred stock in a supplement to this prospectus and, if applicable, a free writing prospectus.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

Certain provisions of our articles of incorporation and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market prices of our common stock and any outstanding preferred stock, and may also limit the price that investors are willing to pay in the future for our common stock and any outstanding preferred stock. These provisions may also have the effect of preventing changes in our management. Our articles of incorporation and bylaws include anti-takeover provisions that:

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authorize our board of directors, without a vote or other action by our shareholders, to cause the issuance of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting that series and to establish the rights, preferences, privileges and restrictions of that series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights which may dilute or otherwise adversely affect the voting or other rights and the economic interests of holders of our common stock or one or more other series of our preferred stock, if any, then outstanding;

•	establish advance notice requirements and procedures for shareholders to submit nominations of candidates for election to our board of directors and to propose other business to be brought before a shareholders meeting;

•	provide that vacancies in our board of directors, including vacancies created by the removal of any director, may be filled by a majority of the directors then in office or by the sole remaining director;

•	provide that no shareholder may cumulate votes in the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common shareholders;

•	require that any action to be taken by our shareholders must be taken either (1) at a duly called annual or special meeting of shareholders or (2) by the unanimous written consent of all of our shareholders, unless our board of directors, by resolution adopted by two-thirds of the authorized number of directors, waives the foregoing provision in any particular circumstance; and

•	require action by shareholders holding not less than 1/10th of the voting power of our capital stock in order for our shareholders to call a special meeting of shareholders.

Limitation on Liability of Directors; Indemnification of Directors and Officers

Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors, officers and agents under certain circumstances. Our bylaws provide for mandatory indemnification of our directors and officers, subject to the limitations set forth therein. In addition, our articles of incorporation provide us with the power, by bylaw, agreement or otherwise, to indemnify our directors, officers and other agents to the fullest extent permissible under California law and, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. We believe that this limitation of liability and these indemnification provisions are useful to attract and retain qualified directors and officers.

Listing of our Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “SRE.”

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company LLC.

DESCRIPTION OF DEBT SECURITIES

Unless indicated differently in a prospectus supplement or a free writing prospectus, the following description sets forth some of the general terms and provisions of the debt securities that Sempra Energy may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. Unless otherwise expressly stated or the context otherwise requires, references to “we,” “us,” “our,” “Sempra Energy” and similar references under this caption “Description of Debt Securities” mean Sempra Energy excluding its subsidiaries.

The senior debt securities will be governed by an indenture (the “senior indenture”) between us and the trustee named therein and the subordinated debt securities will be governed by an indenture (the “subordinated indenture”) between us and the trustee named therein. The senior indenture and the subordinated indenture are hereinafter sometimes called, collectively, the “indentures” and individually, an “indenture.” Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the series modify the terms of the applicable indenture will be described in the accompanying prospectus supplement, or a free writing prospectus, relating to such series of debt securities.

Each indenture contains the full legal text of the matters described in this section. The following description of certain provisions of the indentures and our debt securities is not complete and is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture, and by the certificates evidencing the debt securities of each series, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or to a document incorporated by reference in this prospectus and which may be obtained as described under “Where You Can Find More Information.” We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus and the applicable prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or free writing prospectus.

General

Sempra Energy may issue an unlimited amount of debt securities under the indentures in one or more series. Sempra Energy is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The debt securities of Sempra Energy will be its unsecured obligations.

Before the issuance of each series of debt securities, the terms of the debt securities of the applicable series will be specified in either a supplemental indenture or in one or more officers’ certificates of Sempra Energy. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

(a)	the title of the debt securities;

(b)	any limit upon the aggregate principal amount of the debt securities;

(c)	the person to whom any interest on a security of the series shall be payable, if other than the person in whose name that security is registered;

(d)	the date or dates on which principal will be payable or how to determine the dates;

(e)	the rate or rates or method of determination of interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates”; and any record dates for the interest payable on the interest payment dates;

(f)	the right, if any, to extend the interest payment periods, and the terms of any such extensions;

(g)	the place or places where principal of and any premium and interest on the debt securities will be payable and whether, if acceptable to the trustee, any principal of such securities will be payable without presentation or surrender thereof;

(h)	the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which Sempra Energy may redeem the debt securities, in whole or in part, and the manner in which any election by Sempra Energy to redeem the debt securities shall be evidenced;

(i)	any obligation of Sempra Energy to redeem or purchase debt securities pursuant to any sinking fund, purchase fund or similar provision, or any option of the registered holder to require us to redeem or purchase debt securities, and the terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part;

(j)	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(k)	if the amount of principal or any premium or interest on any debt securities may be determined with reference to an index or pursuant to a formula and the manner in which such amounts will be determined;

(l)	the currency, currencies or currency units in which the principal of and any premium or interest on the debt securities will be payable, if other than United States dollars, and the manner of determining the equivalent thereof in United States dollars;

(m)	if at the election of Sempra Energy or the holder, the payments of principal of or any premium or interest on the debt securities will be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions upon which such election is to be made and the manner in which such amounts shall be determined;

(n)	the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

(o)	the amount which will be deemed to be the principal amount of the debt securities as of any date or dates before the stated maturity date, if the principal amount will not be determinable as of any such date or dates prior to the stated maturity date, including the amount which will be due and payable or outstanding as of any such date;

(p)	if the sections of the indenture providing for defeasance do not apply to any debt securities;

(q)	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

(r)	any addition, modification or deletion of any Events of Default or covenants provided in the indenture with respect to debt securities and any change in the acceleration provisions with respect to the debt securities;

(s)	any addition to or change in the covenants set forth in the indenture with respect to the debt securities; and

(t)	any other terms of the debt securities.

(See Section 301.)

Ranking

The senior debt securities will be the unsecured and unsubordinated obligations of Sempra Energy. The indebtedness represented by the senior debt securities will rank equally in right of payment with all other unsecured and unsubordinated debt of Sempra Energy. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth under the caption “—Subordination” below and as may be set forth in a prospectus supplement. The debt securities are obligations of Sempra Energy exclusively, and are not the obligations of any of its subsidiaries. Because Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries, the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of Sempra Energy’s subsidiaries.

Holding Company Structure

Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy’s cash flow and its ability to meet its obligations under its debt securities are dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities.

Because Sempra Energy is a holding company, its obligations under the debt securities will be structurally subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy’s rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to the claims held by Sempra Energy. Sempra Energy expects to incur, and expects that its subsidiaries will incur, substantial additional amounts of indebtedness.

Payment of Debt Securities—Interest

Unless indicated differently in a prospectus supplement, Sempra Energy will pay interest on the debt securities on each interest payment date to the persons in whose name the debt securities are registered as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a)	We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between ten and 15 days before the proposed payment date. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b)	Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities—Principal

Sempra Energy will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent, which initially will be the trustee or such other paying agent designated in accordance with the applicable indenture. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

If any interest payment date, redemption date or the maturity date of the debt securities is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

In its discretion, Sempra Energy may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but must at all times maintain a place of payment of the debt securities and a place for registration of transfer of the debt securities in the Borough of Manhattan, the City of New York. (See Section 1002.)

Form; Transfers; Exchanges

Unless otherwise provided in the applicable prospectus supplement or free writing prospectus, the debt securities will be issued:

(a)	only in fully registered form;

(b)	without interest coupons; and

(c)	in denominations that are even multiples of $1,000.

You may have your debt securities divided into debt securities of smaller authorized denominations or combined into debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. Sempra Energy may appoint another agent or act as its own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (See Section 305.)

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

There will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

We may block the transfer or exchange of (a) debt securities during a period of 15 days before giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Events of Default

Unless indicated differently in a prospectus supplement, an “event of default” occurs with respect to the debt securities of any series if:

(a)	Sempra Energy does not pay any interest on any debt securities of the applicable series within 30 days of the due date;

(b)	Sempra Energy does not pay any principal of or premium on any debt securities of the applicable series on the due date;

(c)	Sempra Energy does not make a sinking fund payment with respect to any debt securities of the applicable series when due;

(d)	Sempra Energy remains in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the applicable indenture) in the applicable indenture or the debt securities of the applicable series for 60 days after there has been given to Sempra Energy, by registered or certified mail, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding debt securities of the applicable series;

(e)	default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by Sempra Energy (including a default with respect to any other series of debt securities issued under the applicable indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Sempra Energy (or the payment of which is guaranteed by Sempra Energy), whether such indebtedness or guarantee exists on the date of the applicable indenture or is issued or entered into following the date of the applicable indenture, if:

(1)	either:

•	such default results from the failure to pay any such indebtedness when due; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

(2)	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million;

(f)	Sempra Energy files for bankruptcy, or other specified events in bankruptcy, insolvency, receivership or reorganization occur with respect to Sempra Energy; or

(g)	any other event of default specified in the applicable prospectus supplement for such series occurs.

(See Section 501.)

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

As of September 30, 2017, the terms of approximately $1.75 billion aggregate principal amount of outstanding senior debt securities that we previously issued under the senior indenture (the “prior senior debt securities”) included the event of default described in clause (e) of the first paragraph under the above heading “Events of Default” (a so-called “cross-default” event of default), with a threshold amount of at least $25 million. However, Sempra Energy anticipates that the senior debt securities offered hereby will not include the event of default described in clause (e) of the first paragraph under the above heading “Events of Default” or any other “cross-default” event of default. Accordingly, if a series of debt securities offered hereby does not include a “cross-default” event of default, then the principal of and interest on the prior senior debt securities may be declared due and payable immediately upon the occurrence of a “cross-default” event of default, while the holders of the senior debt securities of such series offered hereby will not be entitled to accelerate such debt securities as a result of such event.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series, together with accrued and unpaid interest thereon, to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

After the declaration of acceleration has been made with respect to any series of debt securities and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

(a)	Sempra Energy pays or deposits with the trustee a sum sufficient to pay:

(1)	all overdue interest on the debt securities of that series, other than interest which has become due by declaration of acceleration;

(2)	the principal of and any premium on the debt securities of that series which have become due, otherwise than by the declaration of acceleration, and overdue interest on these amounts;

(3)	interest on overdue interest, other than interest which has become due by declaration of acceleration, on the debt securities of that series to the extent lawful; and

(4)	all amounts due to the trustee under the applicable indenture; and

(b)	all events of default with respect to the debt securities of that series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture.

(See Section 502.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

If an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

(a)	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series; and

(b)	exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

These rights of registered holders to give directions are subject to the following limitations:

(a)	the registered holders’ directions do not conflict with any law or the applicable indenture; and

(b)	the direction is not unduly prejudicial to the rights of holders of the debt securities of that series who do not join in that action.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. (See Sections 512 and 603.)

In addition, each indenture provides that no registered holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	that registered holder has previously given the trustee written notice of a continuing event of default;

(b)	the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

(c)	for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of debt securities. (See Section 507.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

Notice of Default

The trustee is required to give the registered holders of debt securities of the affected series notice of any default under the applicable indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (d) under “—Events of Default,” no notice shall be given to such registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders. (See Section 602.)

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the applicable indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the debt securities of that series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the applicable indenture that cannot be amended without the consent of the registered holder of each outstanding debt security of that series. (See Section 513.)

Unless indicated differently in a prospectus supplement, compliance with certain covenants in the applicable indenture or otherwise provided with respect to debt securities of any series may be waived before the time specified for compliance by the registered holders of a majority in aggregate principal amount of the debt securities of such series. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Sempra Energy has agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a)

(i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of the covenants under the indenture; and

(b)	immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the applicable indenture, has or will have occurred and be continuing.

Neither the applicable indenture nor the debt securities contain any financial or other similar restrictive covenants.

(See Section 801.)

Modification of Indenture

Without Registered Holder Consent. Without the consent of any registered holders of debt securities outstanding under an indenture, Sempra Energy and the trustee may enter into one or more supplemental indentures to such indenture for any of the following purposes:

(a)	to evidence the succession of another entity to Sempra Energy; or

(b)	to add one or more covenants for the benefit of the holders of all or any series of debt securities issued under such indenture or to surrender any right or power conferred upon Sempra Energy; or

(c)	to add any additional events of default for all or any series of debt securities issued under such indenture; or

(d)	to add or change any of the provisions of such indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form or to facilitate the issuance of debt securities in uncertificated form; or

(e)	to change or eliminate any provision of such indenture so long as the change or elimination does not apply to any debt securities entitled to the benefit of such provision or to add any new provision to such indenture provided that any such addition does not apply to any outstanding debt securities issued under such indenture; or

(f)	to provide security for the debt securities of any series issued under such indenture; or

(g)	to establish the form or terms of debt securities of any series issued under such indenture, as permitted by such indenture; or

(h)	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

(i)	to cure any ambiguity, defect or inconsistency, or to make any other changes that do not adversely affect the interests of the holders of debt securities of any series under such indenture in any material respect.

(See Section 901.)

With Registered Holder Consent. Subject to the following sentence, Sempra Energy and the trustee may, with some exceptions, amend or modify the applicable indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a)	change the stated maturity of the principal or interest on any debt security or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

(c)	modify certain provisions in the applicable indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the applicable indenture expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the interests under the applicable indenture of the holders of debt securities of any other series.

(See Section 902.)

Defeasance

The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that Sempra Energy may, upon satisfying several conditions, cause it to be discharged from its obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance.”

One condition Sempra Energy must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

In addition, Sempra Energy will be required to deliver an opinion of counsel to the effect that a holder of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the applicable indenture.

(See Article XIII.)

Satisfaction and Discharge

The applicable indenture will cease to be of further effect with respect to any series of debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the applicable indenture, except as noted below, when:

•	all outstanding debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

•	Sempra Energy deposits with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding debt securities of such series.

Sempra Energy will remain obligated to pay all other amounts due under the applicable indenture and to perform certain ministerial tasks as described in the applicable indenture.

(See Section 401.)

Resignation and Removal of the Trustee; Deemed Resignation

The trustee with respect to any series of debt securities may resign at any time by giving written notice to us. The trustee may also be removed with respect to the debt securities of any series by act of the registered holders of a majority in principal amount of the then outstanding debt securities of such series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the applicable indenture. Under certain circumstances, Sempra Energy may appoint a successor trustee with respect to such series of debt securities, and if the successor trustee accepts, the trustee will be deemed to have resigned. (See Section 610.)

Subordination

Unless indicated differently in a prospectus supplement, Sempra Energy’s subordinated debt securities of each series will be subordinated in right of payment to the prior payment in full of all its senior debt. This means that upon:

(a)	any payment by, or distribution of the assets of, Sempra Energy upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(b)	a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(c)	acceleration of the maturity of any senior debt as a result of a default;

the holders of all of Sempra Energy’s senior debt will be entitled to receive:

•	in the case of clause (a) above, payment of all amounts due or to become due on all senior debt; and

•	in the case of clauses (b) and (c) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to receive payments applicable to the senior debt until the subordinated debt securities are paid in full. (See Sections 1401 and 1403.)

“senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated indenture is executed or thereafter incurred, created or assumed:

(a)	all of the indebtedness of Sempra Energy evidenced by notes, debentures, bonds or other securities sold by it for money or other obligations for money borrowed;

(b)	all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Sempra Energy or in effect guaranteed by Sempra Energy through an agreement to purchase, contingent or otherwise, as applicable; and

(c)	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b),

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities. (See Section 101.)

Due to the subordination, if assets of Sempra Energy are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge provisions or under the defeasance provisions of the applicable subordinated indenture. (See Section 1307.)

The subordinated debt securities and the subordinated indenture do not limit Sempra Energy or any of its subsidiaries’ ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities. Sempra Energy expects that it will incur, and that its subsidiaries will incur, substantial additional amounts of indebtedness in the future. (See Section 301.)

Conversion Rights

The terms and conditions of any series of debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or Sempra Energy, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed.

Miscellaneous Provisions

Each indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

Sempra Energy will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the applicable indenture, in the manner and subject to the limitations provided in the applicable indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders of any series of outstanding debt securities. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York. (See Section 112.)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Unless otherwise expressly stated or the context otherwise requires, under this caption “Global Securities,” references to “we,” “us,” “our,” “Sempra Energy” and similar references mean Sempra Energy excluding its subsidiaries, and references to the “securities” mean the debt securities offered by this prospectus and the applicable prospectus supplement or free writing prospectus.

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the debt securities of each series initially will be issued in book-entry form and represented by one or more global debt securities (“global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC” or the “depositary”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for definitive debt securities in certificated form registered in the names of persons other than the depositary or its nominee (“certificated securities”) under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. Indirect access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants (collectively, “participants”) through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of

Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency for the applicable series of securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. (or such other DTC nominee) to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If certificated securities are issued under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment as such addresses shall appear in the security register or by wire transfer at such places and to such accounts at such banking institutions in the United States as may be designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of the principal of, premium, if any, and interest on the securities to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such series of securities represented by one or more global securities; or

•	an event of default (as defined) has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, has any control over those entities and none of us or them takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of the foregoing methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Sempra Energy. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated by reference in this prospectus from Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Sempra Energy’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Energy Future Holdings Corp. and subsidiaries as of and for the year ended December 31, 2016, incorporated by reference in this prospectus from Sempra Energy’s Current Report on Form 8-K dated January 2, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes that the financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings and an emphasis-of-matter paragraph that describes substantial doubt regarding the company’s ability to continue as a going concern, both items discussed in Note 2 of the consolidated financial statements), which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiary as of and for the year ended December 31, 2016, incorporated by reference in this prospectus from Sempra Energy’s Current Report on Form 8-K dated January 2, 2018, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes the ring-fencing measures implemented by the company), which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$500,000,000

        % Mandatory Convertible Preferred Stock, Series B

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

J.P. Morgan

                                  , 2018